UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ALLETE, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS—May 14, 2013

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

ALLETE, Inc. will hold its Annual Meeting of Shareholders in the Lake Superior Ballroom at the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 14, 2013, at 10:30 a.m. CDT. (Doors will open at 9:30 a.m. CDT.)

The purposes of the meeting are to:

1.Elect a Board of eleven Directors to serve for the ensuing year;

2.Approve an advisory resolution on executive compensation;

3.	Approve an amendment to the ALLETE Non-Employee Director Stock Plan to increase the number of shares of ALLETE Common Stock authorized for issuance under the plan;

4.	Ratify the appointment of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2013; and

5.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record on the books of ALLETE at the close of business on March 15, 2013, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

All shareholders are invited and encouraged to attend the Annual Meeting of Shareholders. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

To vote your shares online or by telephone, please follow the instructions on your Proxy Card or, if you received these materials electronically, please follow the instructions in the e-mail message notifying you of the availability of these materials. To vote by mail, please sign, date, and return your Proxy Card in the envelope provided. Your early response will facilitate an efficient vote tally.

At the direction of the Board of Directors,

/s/ Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel and Secretary

March 26, 2013
Duluth, Minnesota

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 14, 2013:

The Proxy Statement and 2012 Annual Report on Form 10-K are available at www.ematerials.com/ale

PROXY STATEMENT TABLE OF CONTENTS

PROXY SOLICITATION AND COSTS	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
OWNERSHIP OF ALLETE COMMON STOCK	5
Securities Owned by Certain Beneficial Owners	5
Securities Owned by Directors and Management	5
Pledging, Hedging and Short Sales of Common Stock Prohibited	7
Section 16(a) Beneficial Ownership Reporting Compliance	7
ITEM NO. 1—ELECTION OF DIRECTORS	7
Nominees for Director	7
CORPORATE GOVERNANCE	10
Corporate Governance Guidelines	11
Director Independence Standards	11
Related Person Transactions and Director Independence Determinations	12
Director Nominations	13
Committee Membership, Meetings, and Functions	14
Board Leadership Structure	14
Communications between Shareholders and Other Interested Parties and the Board of Directors	15
Director Common Stock Ownership Guidelines	15
Code of Business Conduct and Ethics	15
Board's Oversight of Risk	15
ITEM NO. 2—APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION	15
COMPENSATION DISCUSSION AND ANALYSIS	16
Executive Summary	16
Compensation Philosophy and Objectives	18
Elements of Executive Compensation	21
Process for Determining Executive Compensation	26
Shareholder Advisory Voting on Executive Compensation	27
EXECUTIVE COMPENSATION COMMITTEE REPORT	28
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	28
Summary Compensation Table	29
Grants of Plan-Based Awards	31
Grants of Plan-Based Awards Discussion	32
Outstanding Equity Awards at Fiscal Year-End	36
Option Exercises and Stock Vested	37
Pension Benefits	37
Pension Benefits Discussion	38
Non-qualified Deferred Compensation	40
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	41
Estimated Potential Payments Upon Termination or Change in Control	43
Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death	44
Estimated Additional Payments Due to Long-Term Disability	44
DIRECTOR COMPENSATION	45
EQUITY COMPENSATION PLAN INFORMATION	47

ITEM NO. 3—APPROVAL OF AN AMENDMENT TO THE ALLETE NON-EMPLOYEE DIRECTOR STOCK PLAN	47
Summary of the Director Stock Plan	48
AUDIT COMMITTEE REPORT	49
Audit Committee Pre-Approval Policies and Procedures	50
Audit and Non-Audit Fees	51
ITEM NO. 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	51
OTHER BUSINESS	52
Shareholder Proposals for the 2013 Annual Meeting	52
APPENDIX A: ALLETE AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK PLAN	A-1

PROXY STATEMENT
ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

PROXY SOLICITATION AND COSTS

These proxy materials are being delivered to shareholders of ALLETE, Inc. (ALLETE or the Company) in connection with the solicitation of proxies by the Company to be voted at the Company's 2013 Annual Meeting of Shareholders (Annual Meeting). The Annual Meeting will be held in the Lake Superior Ballroom at the Duluth Entertainment Convention Center in Duluth, Minnesota, on Tuesday, May 14, 2013, at 10:30 a.m. CDT.

We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from shareholders who previously requested to receive proxy materials electronically and from the majority of our employee shareholders.

We have retained Eagle Rock Proxy Advisors, LLC to assist in the solicitation of proxies. ALLETE's Board of Directors (Board or Directors), officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We expect to pay approximately $10,000 plus expenses in connection with soliciting proxies. Proxy solicitation costs will be paid by the Company.

The Notice of Annual Meeting, Proxy Statement, and form of proxy were first sent to shareholders on or about March 28, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why have I received these proxy materials?
You received these materials because you were a shareholder of the Company at the close of business on March 15, 2013 (the Record Date) and are entitled to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?
Investors who held the Company's Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 39,918,329 outstanding shares of ALLETE Common Stock (Common Stock), each entitled to one vote.

What is the purpose of the Annual Meeting of Shareholders?
At the meeting, shareholders will be asked to:

1.
Elect a Board of eleven Directors to serve for the ensuing year. The nominees are: Kathryn W. Dindo, Heidi J. Eddins, Sidney W. Emery, Jr., George G. Goldfarb, James S. Haines, Jr., Alan R. Hodnik, James J. Hoolihan, Madeleine W. Ludlow, Douglas C. Neve, Leonard C. Rodman, and Bruce W. Stender;

2.	Approve an advisory resolution on executive compensation;

3.	Approve an amendment to the ALLETE Non-Employee Director Stock Plan (Director Stock Plan) to increase the number of shares of Common Stock authorized for issuance under the plan;

4.	Ratify the appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as the Company's independent registered public accounting firm for 2013; and

5.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board is not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

Do I need a ticket to attend the Annual Meeting?
Yes, to enter the Annual Meeting you will need an admission ticket. An admission ticket is included with your proxy materials or with the Notice of Internet Availability of Proxy Materials. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the meeting.

If you do not bring your admission ticket to the Annual Meeting, you will be asked to present proof of your Common Stock ownership and a form of personal photo identification in order to receive an admission ticket on the day of the Annual Meeting.

Shareholders may bring a guest to the Annual Meeting. A guest will need an admission ticket and to be accompanied by the shareholder. You may request an additional ticket for your guest on the day of the Annual Meeting.

How many votes must be present to hold the Annual Meeting?
The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

How does the Board recommend that I vote?
The Board recommends that you vote "FOR" each Director nominee, "FOR" approval of the advisory resolution on compensation of the Company's Named Executive Officers, "FOR" approval of an amendment to the Director Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan, "FOR" ratification of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2013, and in accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board's recommendations.

How do I vote my shares?
You may vote your shares by proxy using any of the following methods:

•
Internet: Vote online at www.ematerials.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. Do not return your proxy card if you vote online. Internet voting will be available until 12:00 p.m. CDT on May 13, 2013.

•
Telephone: Vote using a touch-tone telephone by calling (800) 560-1965 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. Do not return your proxy card if you vote by telephone. Telephone voting will be available until 12:00 p.m. CDT on May 13, 2013.

•
Mail: Complete, sign, and date the proxy card that you received and return it, using the prepaid postage envelope provided, to ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If your shares are held in the name of a broker, bank, or other shareholder of record, you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee. Your brokerage firm, bank or other nominee should give you a voting instruction form to direct your broker or other nominee about how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?
If your Common Stock is registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (online, by telephone, or by mail) or to vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares and you are also invited to attend the Annual Meeting. If you wish to vote your shares in person at the meeting, however, you must bring a legal proxy from your broker, bank, or other nominee.

Can my broker vote my shares for me without instruction from me?
Your broker may vote your shares without instruction from you only as to the ratification of our independent registered public accounting firm for 2013 (Proposal 4). As to all other proposals in this Proxy Statement, your broker cannot vote your shares without instructions from you. If you do not instruct your broker to vote your shares as to Proposals 1, 2, and 3, your shares will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of these proposals.

Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending the Annual Meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares online or by telephone, you can revoke your prior online or telephone vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last online or telephone vote. If your shares are held in street name, you must contact your broker, bank, or other nominee to change your vote or revoke your proxy.

What vote is required to approve each proposal?
Proposal 1: Each Director will be elected by the vote of a majority of the votes cast with respect to that Director nominee. A majority of the votes cast means that the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of that nominee. Each nominee receiving more votes for his or her election than votes against his or her election will be elected. If you abstain from voting for one or more of the nominees for Director, this will have no effect on the election of such Director.

Proposal 2: The advisory vote on executive compensation will be decided by an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares that affirmatively vote for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting on the advisory resolution, this will have the same effect as a vote against this proposal. Although this is a non-binding, advisory vote, ALLETE's Executive Compensation Committee and Board plan to take the outcome of the vote into account when considering future executive compensation decisions.

Proposal 3: The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote will be required to approve an amendment to the Director Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan, provided that the total number of shares that affirmatively vote for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the approval of the amendment, this will have the same effect as a vote against this proposal.

Proposal 4: The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2013, provided that the total number of shares that affirmatively vote for the proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the ratification of the appointment, this will have the same effect as a vote against this proposal.

A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter. Broker non-votes are not counted for or against any proposal and are treated as shares not present and not entitled to vote on a particular proposal.

An automated system administered by Wells Fargo Shareowner Services will tabulate the proxy votes.

Might I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in more than one account. Please vote all the shares that you own. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?
If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE's transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attention: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Many brokerage firms and financial institutions have procedures for delivering a single copy of Company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker or financial institution directly if you require additional copies of this Proxy Statement or the Annual Report, or if you have other questions or directions concerning your “street name” account.

I received these proxy materials electronically. How can I get paper copies of these materials?
If you wish to request paper copies of proxy materials, including a proxy card, you may call ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974.

How can I subscribe to electronic delivery of annual reports and proxy statements?
We are pleased to offer our shareholders the convenience and benefits of receiving proxy statements, annual reports, and other shareholder materials electronically. With your consent, we will no longer send you paper copies of these documents beginning next year. Instead, we will send you an e-mail notification that the shareholder materials have been filed with the Securities and Exchange Commission (SEC) and are available for you to view. The notification will include a link to the Web site on which you can view the materials. We will also provide you with a link to allow you to vote your shares of Common Stock online.

To sign up for electronic receipt of shareholder materials, follow these easy directions:

1.	Log onto the Internet at www.allete.com.

2.	Click on “Investors.”

3.	Click on “Shareholder Services.”

4.	Click on “Proxy Electronic Delivery.”

5.	Follow the prompts to submit your electronic consent.

You will receive an e-mail confirmation of your enrollment. You will continue to receive your shareholder materials electronically for as long as you remain a shareholder and the e-mail account that you provide the Company remains active, unless you choose to cancel your enrollment, which you may do at any time.

Who can answer my additional questions?
You are welcome to contact ALLETE's Shareholder Services department with any questions you may have regarding this Proxy Statement. The mailing address is: ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802. The telephone numbers are (800) 535-3056 or (218) 355-3974.

OWNERSHIP OF ALLETE COMMON STOCK

Securities Owned by Certain Beneficial Owners
Company records and other information available from outside sources, including information filed with the SEC, indicate that, as of March 15, 2013, the following shareholders beneficially owned more than five percent of any class of the Company's voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]

Common Stock	BlackRock, Inc.[2] 40 East 52nd Street New York, NY 10022	3,282,154	8.2%
Common Stock	The Vanguard Group, Inc.[3] 100 Vanguard Boulevard Malvern, PA 19355	2,131,859	5.3%
Common Stock	Wells Fargo Bank, N.A. (Wells Fargo)[4] 401 South Tryon Street NC 1156 Wachovia Center Charlotte, NC 28288	3,370,116	8.4%

[1]	As of March 15, 2013.

[2]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on February 1, 2013, on Schedule 13G/A. The information reflects number of Common Stock shares beneficially owned as of December 31, 2012, and includes BlackRock, Inc. and certain of its affiliates.

[3]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on February 20, 2013, on Schedule 13G/A. The information reflects number of Common Stock shares beneficially owned as of December 31, 2012, and includes The Vanguard Group, Inc. and certain of its subsidiaries.

[4]	Wells Fargo is a beneficial owner in its capacity as Trustee of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan. The information shown is as of March 15, 2013.

Generally, the shares owned by the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan (RSOP) will be voted in accordance with instructions received by Wells Fargo from RSOP participants, and shares for which Wells Fargo does not receive instructions from RSOP participants will be voted proportionately with the instructions it receives.

Securities Owned by Directors and Management
The Common Stock ownership guidelines that apply to Directors are discussed on page 15. Directors are expected to own shares valued at least $300,000 within five years of election. As of March 15, 2013, all Directors have met the Common Stock ownership guidelines, except Mr. Goldfarb, who is within the time frame to meet the guidelines. Common Stock ownership guidelines applicable to the Named Executive Officers are discussed on page 20. The Board reviewed the Named Executive Officers' share ownership in July 2012. As of March 15, 2013, Mr. Hodnik was making progress and is within the time frame to meet his ownership guideline, and the other Named Executive Officers have met their ownership guidelines. For purposes of determining whether Directors and Named

Executive Officers are meeting the share ownership guidelines, we include deferred shares and restricted stock units because we believe those derivative holdings accomplish similar objectives as stock ownership, namely, (1) encouraging Directors and officers to have a stake in the Company, and (2) aligning interests of Directors and officers with those of shareholders.

The following table shows the shares of Common Stock beneficially owned as of March 15, 2013, by Directors, nominees for Director, executive officers named in the Summary Compensation Table on page 29, and all Directors, nominees for Director, and executive officers of the Company as a group. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

					Other[4]
	Name of Beneficial Owner	Company Share Ownership Guidelines[1]	Number of Shares Beneficially Owned[2]	Options Exercisable within 60 days after March 15, 2013[3]	Restricted Stock Units	Deferred Shares Under the Director Deferred Stock Plan
Directors and Nominees for Director	Kathleen A. Brekken	7,174	12,128	0	—	0
	Kathryn W. Dindo	7,174	5,738	0	—	1,595
	Heidi J. Eddins	7,174	11,294	0	—	4,328
	Sidney W. Emery, Jr.	7,174	13,791	0	—	0
	George G. Goldfarb	7,174	2,286	0	—	0
	James S. Haines, Jr.	7,174	1,500	0	—	7,264
	James J. Hoolihan	7,174	10,060	0	—	3,222
	Madeleine W. Ludlow	7,174	12,414	0	—	3,222
	Douglas C. Neve	7,174	11,905	0	—	0
	Leonard C. Rodman	7,174	500	0	—	7,824
	Donald J. Shippar	—	11,140	19,125	0	0
	Bruce W. Stender	7,174	22,041	0	—	0

Named Executive Officers	Alan R. Hodnik	45,426	22,942	2,812	10,802	—
	Mark A. Schober	12,670	32,399	15,911	4,592	—
	Deborah A. Amberg	11,847	18,770	24,275	3,936	—
	David J. McMillan	10,792	18,377	12,493	2,624	—
	Robert J. Adams	4,999	12,580	12,401	1,968	—
All Directors, nominees for Director, and executive officers as a group (19):			242,937	93,961

[1]
Each Director is expected to own shares valued at least $300,000 within five years of election to the Board. The share valuation is based on $41.82 per share, which is equal to the average price of Common Stock during the twelve-month period ending on March 15, 2013. Named Executive Officers are expected to own shares valued at an established multiple of their salary. Amounts in this column for each Named Executive Officer were determined based on his or her salary as of March 15, 2013 and $48.43, the closing price of Common Stock on March 15, 2013.

[2]
The share amounts in this column include: (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Hoolihan—7,500, Mr. Neve—11,291, and Mr. Schober—4,952; (ii) shares held in trust and as to which voting and investment power is shared with the person's spouse as co-trustees: Mr. Shippar—9,000; (iii) shares held in trust as to which the person has voting and investment power as trustee: Ms. Ludlow—12,414; (iv) shares owned by the person's spouse: Mr. Rodman—500; and (v) shares held by the person's child: Mr. Schober—118. The amounts shown in this column exclude amounts shown in the “Options Exercisable within 60 days after March 15, 2013” column. Each Director and executive officer, individually, and and all Directors and executive officers as a group, beneficially own only a fraction of one percent of the Common Stock.

[3]
For purposes of determining total beneficial ownership under SEC regulations, the option amounts in this column should be added to the share amounts shown in the “Number of Shares Beneficially Owned” column. We segregate these amounts because the Board does not consider options when determining whether an executive officer meets the Company's share ownership guidelines.

[4]
While amounts in the “Other” column do not represent a right of the holder to receive stock within 60 days, the share amounts are included here because they are included when considering whether a Director or Named Executive Officer meets the share ownership guidelines. Under the ALLETE Non-Employee Director Compensation Deferral Plan II (Deferral Plan II), Directors are able to defer their stock retainer. Under the terms of the Deferral Plan II, distributions of deferred shares will be made in Common Stock.

Pledging, Hedging and Short Sales of Common Stock Prohibited
The ALLETE Purchase and Sale of Company Securities Policy prohibits Directors and Named Executive Officers from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the Director's or officer's consent or knowledge. In addition, no Director or Named Executive Officer may enter into any transaction that allows him or her to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging); nor may a Director or Named Executive Officer enter into any transaction that allows him or her to benefit from the devaluation of the Common Stock (i.e., short sale).

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires Directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities, to file reports of initial ownership of Common Stock and other equity securities and subsequent changes in that ownership with the SEC and the New York Stock Exchange (NYSE). Based on a review of such reports and the written representations of our Directors and executive officers, the Company believes that all such filing requirements were met during 2012.

ITEM NO. 1—ELECTION OF DIRECTORS

All shares represented by proxy will be voted, unless otherwise directed, “FOR” the election of the eleven nominees for Director named below and on the following pages. Directors are elected to serve until the next annual election of Directors and until a successor is elected and qualified, or until a Director's earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of Directors, or designate substitute nominees, who would receive the votes represented by proxies.

Nominees for Director

KATHRYN W. DINDO, 63, of Akron, Ohio, has been a Director since 2009. She is a member of the Audit Committee. From 2001 to 2007, Ms. Dindo was the Vice President and Chief Risk Officer of FirstEnergy Corporation (NYSE: FE), a diversified electric company. She is a certified public accountant who was a partner at Ernst & Young and later served as a senior financial executive at Caliber System, Inc. (formerly Roadway Services, Inc.), a transportation services company, before joining FirstEnergy in 1998. Ms. Dindo serves as a director, chair of the audit committee, and member of the executive compensation committee of The J.M. Smucker Company (NYSE: SJM). She also serves as a director and chair of the audit committee of Bush Brothers & Company and on the Board of Trustees of the University of Akron Foundation.
Ms. Dindo is an audit committee financial expert within the meaning of the SEC rules and she brings experience in electric utility risk management. She has extensive experience with public company financial reporting and oversight, and a broad business perspective.

Nominees for Director

HEIDI J. EDDINS, 56, of St. Augustine, Florida, has been a Director since 2004. She is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Ms. Eddins is the former Executive Vice President, Secretary and General Counsel of Florida East Coast Railway, LLC, a railway company that is a successor to Florida East Coast Industries, Inc.'s transportation business. She joined Florida East Coast Industries, Inc. in 1999 and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions until her retirement in 2008. She is a member of the executive committee of the United Way of St. Johns County.
Ms. Eddins contributes her expertise in corporate governance matters for public companies, knowledge about Florida real estate, and strategic planning and diversified business experience.

SIDNEY W. EMERY, JR., 66, of Minneapolis, Minnesota, has been a Director since 2007. He is a member of the Executive Compensation Committee. In February 2010, Mr. Emery became the Chief Executive Officer and owner of Supply Chain Services, LLC, a provider of barcode scanning solutions. Mr. Emery served as the Chairman and Chief Executive Officer of MTS Systems Corporation (NASDAQ: MTSC), a global supplier of mechanical testing systems and industrial position sensors, from 1998 to 2008. He serves as a director, chair of the compensation committee, and member of the audit and governance committees of Urologix, Inc. (NASDAQ: ULGX), a Minneapolis-based manufacturer of minimally invasive medical devices.
Mr. Emery contributes his experience as a public company CEO, knowledge of executive compensation matters, and strategic planning and diversified business experience.

GEORGE G. GOLDFARB, 53, of Duluth, Minnesota, joined the Board in October 2012. He is a member of the Audit Committee. Mr. Goldfarb is the President of Maurices Incorporated, a retailer of women's apparel and a wholly owned subsidiary of Ascena Retail Group, Inc. (NASDQ: ASNA). Before being named its President in December 2011, Mr. Goldfarb served as Chief Operating Officer of Maurices Incorporated from 2006 to 2011 and as its Chief Financial Officer from 2001 to 2006. Mr. Goldfarb serves on the board of the University of Minnesota-Duluth's Labovitz School of Business and Economics and on the U.S. Bank advisory board.
Mr. Goldfarb is an audit committee financial expert within the meaning of SEC rules. He brings his extensive business knowledge and experience, as well as deep ties to and insights into the regional economy.

JAMES S. HAINES, JR., 66, of Lawrence, Kansas, joined the Board in 2009. He is a member of the Executive Compensation Committee. From 2002 to 2007, he was the Chief Executive Officer and a director of Westar Energy, Inc. (NYSE: WR), the largest electric energy provider in Kansas. He has also served as Chief Executive Officer of El Paso Electric Company. Mr. Haines is a member of the board of Sunflower Bank, a community bank based in Salina, Kansas, and the chair of the board of Stormont-Vail HealthCare. He also serves as director and treasurer of the Climate and Energy Project, a nonprofit organization that seeks to reduce greenhouse gas emissions in the American heartland states.
Mr. Haines has experienced a long career of public utility experience, having served as CEO at two public utilities. He brings expertise in legal and regulatory matters, strategic planning, and executive compensation.

Nominees for Director

ALAN R. HODNIK, 53, of Hermantown, Minnesota, has been a Director since 2009. He was named President of ALLETE in May 2009, Chief Executive Officer in May 2010, and Chairman in May 2011. Since joining the Company in 1982, Mr. Hodnik has also served as Vice President–Generation Operations, Senior Vice President of Minnesota Power Operations, and Chief Operating Officer. Mr. Hodnik is a director for PolyMet Mining Corporation (NYSE-A: PLM; TSX: POM), serving on that company's compensation and corporate governance and nominating committees. He is also on the board of directors for Essentia Health-East Region. Mr. Hodnik was the elected mayor of the City of Aurora, Minnesota from 1988 to 1997.
Mr. Hodnik has served the Company for over 30 years, working in a wide variety of positions of increasing responsibility. He brings utility operations, strategic planning, leadership, and broader organizational development experience, as well as a deep understanding of the region.

JAMES J. HOOLIHAN, 60, of Grand Rapids, Minnesota, has been a Director since 2006. He is Chair of the Corporate Governance and Nominating Committee. Mr. Hoolihan is the chief executive officer and chair of the board of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. He is also the owner and president of Can-Jer Industrial Lubricant, Ltd., which operates in Canada. From 2004 until September 2011, he was the President and Chief Executive Officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota, especially the Grand Rapids area. From 1981 to 2004, Mr. Hoolihan was the President of Industrial Lubricant Company. Mr. Hoolihan served as the elected mayor of the City of Grand Rapids from 1990 to 1995.
Mr. Hoolihan is a long-time community leader in the Company's electric utility service area. He brings his knowledge of the industries and political issues of the service area, and operates a business serving these industries.

MADELEINE W. LUDLOW, 58, of Cincinnati, Ohio, has been a Director since 2004. She is Chair of the Executive Compensation Committee. Ms. Ludlow provides consulting services regarding investments in private equity transactions. From 2009 to January 2011, she was a Principal of Market Capital Partners LLC and from 2005 to 2009 was a Principal of LudlowWard Capital Advisors, LLC, both of which were Ohio-based investment banking firms serving middle market companies. Ms. Ludlow was the Chair, Chief Executive Officer, and President of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. She was formerly the Vice President and Chief Financial Officer of Cinergy Corp. Ms. Ludlow serves on the boards of the Ohio National Fund, Inc., a mutual fund management company, and SoMoLend, a web-based company that connects business borrowers with investors.
Ms. Ludlow brings a sophisticated financial background. She also has executive experience at a public utility and has worked with entrepreneurial and diversified businesses.

Nominees for Director

DOUGLAS C. NEVE, 57, of Chatfield, Minnesota, has been a Director since 2007. He is Chair of the Audit Committee. Mr. Neve provides financial consulting services. Mr. Neve is the former Executive Vice President and Chief Financial Officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. He is a certified public accountant who, prior to February 2005, was a partner with Deloitte & Touche LLP, a public accounting firm. Mr. Neve is the chair, chair of the audit committee, and an ex officio member the compensation committee of Analysts International Corporation (NASDAQ: ANLY). Mr. Neve is also a director and chair of the audit committees of both Tyndale House Publishing, Inc. and Stanley Consulting.
Mr. Neve is an audit committee financial expert within the meaning of the SEC rules, and brings his knowledge of public accounting, corporate reporting, and risk management. His financial background includes experience as an executive of a publicly-traded company.

LEONARD C. RODMAN, 64, of Overland Park, Kansas, has been a Director since 2009. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Rodman has over 40 years of experience with Black & Veatch, a major provider of engineering and construction services to the electric utility/power generation, water, environmental, and telecommunications industries. Mr. Rodman has been the President and Chief Executive Officer of Black & Veatch since 1998 and its Chairman since 2000. Mr. Rodman serves as a director and member of the audit committee of the Federal Reserve Bank of Kansas City. He is vice chair of the board and a member of the audit committee of the Iowa State University Foundation.
Mr. Rodman has experience serving utilities and other regional industries for over 40 years. He brings his experience leading a large, internationally-diversified company and his strategic planning knowledge and experience.

BRUCE W. STENDER, 71, of Duluth, Minnesota, has been a Director since 1995. As Lead Director, Mr. Stender is an ex officio member of each Board committee. He served as Board Chair from September 2004 to January 2006. Mr. Stender is the former President and Chief Executive Officer of Duluth-based Labovitz Enterprises, Inc., which owns and manages hotels and commercial real estate; since 2007, he had continued to serve as the vice chair and a principal of Labovitz Enterprises, Inc.
Mr. Stender has significant connections to and understanding of the region the Company serves. He brings corporate governance knowledge and varied leadership experience, as well as diversified business experience.

CORPORATE GOVERNANCE

Corporate governance refers to the internal policies and practices by which the Company is operated and controlled on behalf of its shareholders. Sound corporate governance starts with a strong, independent Board that is accountable to the Company and its shareholders. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under Minnesota law, other constituencies, including the Company's employees, customers, suppliers, and the communities in which ALLETE does business. The Company views good corporate governance as a competitive advantage because it provides greater assurance of strategic focus, full compliance with laws and regulations, and alignment with shareholder interests.

During 2012, we reviewed and enhanced our established corporate governance practices as part of our ongoing effort to ensure that the Board and its committees have the necessary authority and practices in place to review and evaluate the Company's business operations, and to make decisions that are independent of the Company's management. To reinforce this independence, the Board and its committees undertake an annual self-evaluation process, and non-management Directors meet regularly without management present, have direct access to and meet individually with members of management, and retain their own advisors as they deem appropriate.

In an effort to further develop the Board, Directors are asked to attend an independent educational seminar at least once every two years and to share their experiences and observations with the other Directors. The majority of our Directors have fulfilled this educational goal and have attended courses on topics including: board governance, strategy and risk management, audit committee, linking executive-pay programs to value creation and strategy, and energy issues. In addition to seminars, Board members attended educational presentations hosted by the Company during 2012 covering topics including: investor perceptions of the Company, regulator perspectives, stock analyst research, and the debt markets. In January 2013, a Board educational presentation addressed cyber security.

Corporate Governance Guidelines
Our Corporate Governance Guidelines address the Board's roles and responsibilities, Board selection and composition policies, Board operating policies, Board committee responsibilities, Director compensation, Director stock ownership, and other matters. These Guidelines were initially adopted in 2002 and were most recently revised in October 2012 to address the following: stating that there are no limits on the number of terms that a Director may serve, clarifying responsibilities for succession planning and risk management, and providing additional guidance for communications with the Board. Each committee of the Board also has a charter pursuant to which it operates. The Audit Committee Charter was last revised in January 2013. The Executive Compensation Committee Charter was last reviewed in 2012 and no changes were made; that charter was last revised in July 2011. The Corporate Governance and Nominating Committee Charter was last revised in October 2012. Current copies of our Corporate Governance Guidelines and the committee charters are available on the Company's Web site at www.allete.com.

Director Independence Standards
The Board has adopted independence standards into the Company's Corporate Governance Guidelines that are consistent with the Director independence standards of the NYSE. These Corporate Governance Guidelines are available on the Company's Web site at www.allete.com. An “independent” Director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), other than as a Director. The Board has adopted certain categorical standards to assist in determining each Director's independence. The Board considers a “material relationship” with the Company to exist where:

•	the Director is or has been employed by the Company within the last three years;

•	a member of the Director's immediate family is or has been employed by the Company as an executive officer within the last three years;

•
the Director is a partner or an employee, or a member of the Director's immediate family is a partner, of the Company's current independent registered public accounting firm; or an immediate family member is an employee of the Company's current independent registered public accounting firm and personally works on the Company's audit; or the Director or an immediate family member was within the last three years a partner or employee of the Company's current independent registered public accounting firm and personally worked on the Company's audit within that time;

•
the Director or a member of the Director's immediate family is or has been employed within the last three years as an executive officer of any business organization for which any of the Company's executive officers concurrently serves or served as a member of that business organization's compensation committee;

•	the Director has received in any of the last three years more than $120,000 in direct compensation from the Company (other than Director and committee fees, pension, and other deferred compensation);

•	a member of the Director's immediate family has received in any 12-month period within the last three years more than $120,000 in direct compensation from the Company;

•
the Director is a current employee, or a member of the Director's immediate family is a current executive officer, of any business organization that has made payments to the Company, or received payments from the Company, for property or services in any of the last three fiscal years in an amount that exceeds the greater of $1,000,000 or two percent of the other company's consolidated gross revenues;

•
the Director has been an employee within the last three years, or a member of the Director's immediate family has been an executive officer within the last three years, of any business organization to which the Company was indebted at any time within the last three years in an aggregate amount in excess of five percent of the Company's total assets;

•
the Director or a member of the Director's immediate family has served within the last three years as an executive officer or a general partner of an entity that has received an investment from the Company or any of its subsidiaries which exceeds the greater of $1,000,000 or two percent of such entity's total invested capital in any of the last three years; or

•
the Director or a member of the Director's immediate family has been an executive officer of a foundation, university, non-profit trust or other charitable organization within the last three years for which contributions from the Company accounted for more than the greater of $250,000 or two percent of such organization's consolidated gross revenues in any of the last three years.

Related Person Transactions and Director Independence Determinations
The Board has adopted a policy to review transactions between the Company and related persons. Related persons include Directors, Director nominees, executive officers, and five percent shareholders, as well as immediate family members and any entity controlled by or in which these individuals have a substantial financial interest. A copy of the policy is available on our Web site at www.allete.com.

The Related Person Transaction Policy applies to a financial transaction, arrangement, or a series of similar transactions or arrangements of $25,000 or more. These transactions generally require advance approval by the Corporate Governance and Nominating Committee (Corporate Governance Committee). If a new situation arises where advance approval is not practical, it is discussed with the Chair of the Corporate Governance Committee, and an appropriate course of action may include subsequent ratification by the Corporate Governance Committee.

The Corporate Governance Committee considers factors it deems relevant in determining whether to approve a transaction, including but not limited to the following: whether the terms are comparable to those that could be obtained in an arm's-length transaction with an unrelated third party; whether there are business reasons to enter into the transaction; whether the transaction could impair the independence of a Director; and whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships. The Corporate Governance Committee will also periodically review and assess relationships to ensure ongoing fairness to the Company. Any member of the Corporate Governance Committee who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the Chair of the Corporate Governance Committee.

The Corporate Governance Committee examined all transactions between Directors and the Company in 2012 and determined that each such transaction was small relative to the Director's business and that, in each case, the Director had no direct involvement in the transaction. The Board reviewed the Corporate Governance Committee's determination in light of the Company's independence standards and the NYSE's corporate governance rules and concluded that each Director, except Mr. Hodnik, is “independent.”

Specifically, the Corporate Governance Committee considered that Mr. Hoolihan is the chief executive officer of, and has an ownership interest in, Industrial Lubricant Company (ILCO), which provides lubricant products to one of the Company's generating facilities and to one of the Company's wholly owned subsidiaries, BNI Coal, Ltd. During 2012, Company payments to ILCO totaled $997,769.79. These payments represent a relatively small percentage of ILCO's 2012 revenues.

Mr. Rodman has an ownership interest in Black & Veatch and serves as its chairman, president and chief executive officer. The Company purchased engineering and related services from Black & Veatch totaling $1,310,315.01 in 2012, which represent less than 0.04 percent of Black & Veatch revenues in 2012.

The Corporate Governance Committee also considered the payments by the Company to the Holiday Inn in Duluth, Minnesota, in which Mr. Stender has an indirect ownership interest. The Company made payments to the hotel for lodging, food, and meeting expenses totaling $48,386.36 in 2012.

The Corporate Governance Committee reviewed the above-described transactions with Mr. Hoolihan, Mr. Rodman, and Mr. Stender, without their respective participation, as well as transactions which occurred in 2010 and 2011, and determined that the cumulative totals were well below the Company's and the NYSE's standards for Director independence and were also not material to the relevant Director or to any person or organization with whom the Director has an affiliation. Based on this, the Corporate Governance Committee recommended to the Board, and the Board determined, that these transactions do not impair the independence of the affected Directors.

There were no transactions in 2012 between the Company and any related persons other than Directors that would have required Board review.

Director Nominations
The Corporate Governance Committee recommends Director candidates to the Board and will consider for such recommendations Director candidates proposed by management, other Directors, search firms, and shareholders. All Director candidates will be evaluated based on the criteria identified below, regardless of the identity of the individual or the entity who proposed the Director candidate. A shareholder who wishes to propose a candidate may provide the candidate's name and a detailed background of the candidate's qualifications to the Corporate Governance and Nominating Committee, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

In selecting Director nominees, the Board considers factors it deems appropriate. Factors will include integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate's relevant experience with the experience of other Board members, the candidate's willingness to devote adequate time to Board duties and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate's independence, in accordance with the Corporate Governance Guidelines, and the NYSE and SEC rules. In connection with the selection, due consideration will be given to the Board's overall diversity and balance of perspectives, backgrounds, and experiences in areas such as the following: financial expertise (including “audit committee financial experts” within the meaning of the SEC's rules); electric utility knowledge and contacts; real estate knowledge and contacts; financing experience; human resource and executive compensation expertise; strategic planning and business development experience; familiarity with the industries located in the Company's service area; and community leadership. The Board may engage a search firm to assist in identifying, evaluating, and conducting due diligence on potential Director nominees.

The Company has sought candidates whose diverse experience, backgrounds, and perspectives contribute to robust discussion in the boardroom. Board members represent a variety of gender, age, regional, and professional backgrounds.

The Corporate Governance Committee will review all candidates. Before making any contact with a potential candidate, the Corporate Governance Committee will notify the Board of its intent to do so, will provide the candidate's name and background information to the Board, and will allow time for Directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow interested Board members an opportunity to interview the candidate prior to the nomination of the candidate.

In 2012, management identified Mr. Goldfarb as a potential nominee for Director. He was interviewed by the Corporate Governance and Nominating Committee and the Board as a whole before being elected by the Board in October 2012.

Committee Membership, Meetings, and Functions
The Board has three standing committees: the Corporate Governance Committee, the Audit Committee, and the Executive Compensation Committee (Compensation Committee).

The current members of the Corporate Governance Committee are Ms. Brekken, Ms. Eddins, Mr. Hoolihan (Chair), Mr. Rodman, and Mr. Stender (ex-officio). The Corporate Governance Committee met four times during 2012. The Corporate Governance Committee provides recommendations to the Board with respect to Board organization, membership, function, committee structure and membership, succession planning for executive management, and the application of corporate governance principles. The Corporate Governance Committee also performs the functions of a Director nominating committee, leads the Board's annual evaluation of the CEO, and is authorized to exercise the authority of the Board in the intervals between meetings.

The current members of the Audit Committee are Ms. Dindo, Ms. Eddins, Mr. Goldfarb, Mr. Neve (Chair), Mr. Rodman, and Mr. Stender (ex-officio). The Audit Committee held seven meetings in 2012. The Audit Committee recommends the selection of an independent registered public accounting firm, reviews the independence and performance of the independent registered public accounting firm, reviews and evaluates ALLETE's accounting policies, reviews periodic financial reports to be provided to the public, and upon, favorable review, recommends approval of the Company's Consolidated Financial Statements.

The current members of the Compensation Committee are Ms. Brekken, Mr. Emery, Mr. Haines, Ms. Ludlow (Chair), and Mr. Stender (ex-officio). The Compensation Committee held seven meetings in 2012. The Compensation Committee establishes compensation and benefit arrangements for ALLETE's executive officers and other key executives that are intended to be equitable, competitive in the marketplace, and consistent with the Company's executive compensation philosophy. All members of the Compensation Committee qualify as “independent directors” under the rules of the NYSE, “non-employee directors” under Rule 16b-3 of the Exchange Act, and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Tax Code).

Mr. Stender, as Lead Director, is an ex-officio member of all committees. It is anticipated that committee chairs will rotate among Directors in the future. The Board recognizes that the practice of chair rotation provides development for the Directors and allows a variety of perspectives in leadership positions.

Mr. Stender presides over executive sessions of the independent Directors. Executive sessions of independent Directors are regularly scheduled in connection with Board and committee meetings.

During 2012, the Board held eight meetings. Every Director attended 80 percent or more of the aggregate number of Board and applicable committee meetings. All Directors standing for election are expected to attend the Annual Meeting 2013, and all did attend in 2012.

Board Leadership Structure
Mr. Hodnik has served as Chair of the Board since 2011. The Board has considered the issues related to having an independent chair versus a combined CEO-Chair role. Given the size of the Company, the diversity and experience of the independent Board members, the Board's effective use of the Lead Director model, and Mr. Hodnik's industry and governance experience, the Board has elected to combine the CEO and Chair roles.

Mr. Stender serves as Lead Director. The Board believes that a Lead Director provides important coordination and leadership for the independent Directors. Mr. Stender acts as the Board's leader when it meets in executive session and when the Chair is unable to lead the Board's deliberations. The Lead Director also serves as a liaison between the Board and the CEO.

Communications between Shareholders and Other Interested Parties and the Board of Directors
Shareholders and other interested parties who wish to communicate directly with the Board, the non-management Directors, or a particular Director, may do so by addressing the Lead Director, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

Director Common Stock Ownership Guidelines
The Corporate Governance Committee has determined that Directors should have an equity interest in the Company. The Corporate Governance Committee believes that such equity ownership aligns the interest of Directors with the interests of the Company's shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines. Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board and within five years of their election to the Board to own shares valued at least $300,000, determined by the average price of Common Stock in the last 12 months. The Common Stock ownership guidelines applicable to Named Executive Officers are discussed in the Compensation Discussion and Analysis beginning on page 16.

Code of Business Conduct and Ethics
The Company has adopted a written Code of Business Conduct (which includes our code of ethics) that applies to Directors and all Company employees, including ALLETE's CEO, Chief Financial Officer and Controller. A copy of the Company's Code of Business Conduct is available on our Web site at www.allete.com. Any amendment to, or waiver of, the Code of Business Conduct will be disclosed on our Web site at www.allete.com promptly following the date of such amendment or waiver.

Board's Oversight of Risk
The Company views risk oversight as a full Board responsibility. In 2012, the Company's enterprise risk management (ERM) process, which was first implemented in 2009, provided the Board and management with a consistent and disciplined assessment of significant risks across the organization. The Board reviewed potential events that could affect the Company and the processes identified by management to manage the risks associated with such events, and considered risk exposures in making strategic decisions. The ERM process was discussed with management at Board meetings throughout 2012. Management provides the Board with regular updates of key risk indicators. The Board's focus on effective risk oversight has supported management's establishment of a tone and culture of effective risk management. Mr. Hodnik and Mr. Stender, as CEO and Lead Director, respectively, play an important role in identifying significant risks to the Company and facilitating the Board's consideration of those risks. Among other things, they both review Board and committee agendas; Mr. Stender participates as an ex officio member on all Board committees.

ITEM NO. 2—APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast a non-binding, advisory vote approving the compensation of our Named Executive Officers. This proposal, commonly known as "say-on-pay," is required under Section 14A of the Exchange Act.

This advisory say-on-pay vote is not binding on the Company, the Executive Compensation Committee, or the Board. However, the Executive Compensation Committee and the Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

We have determined to hold a say-on-pay vote each year until the next non-binding, advisory shareholder vote on how frequently to hold the say-on-pay vote, commonly known as "say-on-frequency." The next say-on-frequency vote will be held no later than the 2017 Annual Meeting of Shareholders.

This say-on-pay proposal gives you the opportunity, on an advisory basis, to approve or not approve the compensation of the Named Executive Officers through the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's 2013 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables, and the related footnotes and narrative that follow the tables).

As discussed under the heading “Compensation Discussion and Analysis” beginning on page 16, ALLETE's executive compensation program is designed to enhance shareholder value while attracting and retaining experienced, qualified executive talent. The Executive Compensation Committee believes the Company's executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the shareholders' long-term interests.

We encourage you to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures reflect our compensation philosophy. We also encourage you to read the compensation tables and narrative disclosures that follow the Compensation Discussion and Analysis for a full description of the compensation of our Named Executive Officers in 2012.

The Board recommends that the Company's shareholders vote “FOR” the foregoing resolution, approving, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
This Compensation Discussion and Analysis describes ALLETE's compensation philosophy and objectives, including the reasons behind and processes used to determine compensation for Named Executive Officers in 2012. The Compensation Committee establishes our compensation philosophy and objectives. Our compensation decisions are guided by these fundamental principles:

•	Compensation is linked to performance.

•	Compensation elements are balanced.

•	Compensation is fair, competitive, and consistent with our core values.

•	Executive stock ownership is required.

•	Tax and accounting rules are considered.

•	The Compensation Committee and the Board exercise independent judgment.

Our compensation program is designed to attract and retain qualified executive talent and to reward Named Executive Officers for successfully executing business strategies that we believe will result in long term shareholder value. Compensation elements include: base salary, annual incentives, long-term incentives, retirement benefits, health and welfare benefits, limited perquisites, and severance benefits.

The Compensation Committee based its 2012 compensation decisions on peer-company compensation data and pay-for-performance compensation analysis obtained from its independent compensation consultant, Pearl Meyer & Partners, LLC (Pearl Meyer), along with other considerations it deemed relevant. Named Executive Officers' compensation changed during 2012 to increase base salaries and Mr. Hodnik's long-term opportunity. Base salary increases reflected the market data, as well as experience in the position, past performance, job responsibilities, and internal equity among the executive management group. Mr. Hodnik's long-term opportunity was also increased to better align his total target compensation with ALLETE's benchmarking peer group. The compensation changes are described in the section "Process for Determining Executive Compensation—2012 Executive Compensation Changes" on page 27. The Named Executive Officers' total compensation is reported in column (i) of the Summary Compensation Table on page 29.

A significant portion of the Named Executive Officers' compensation is linked to ALLETE's financial performance. The ALLETE Executive Annual Incentive Plan (AIP) rewards the achievement of goals tied to net income and cash from operating activities; the ALLETE Executive Long-Term Incentive Compensation Plan (LTIP) rewards ALLETE's total shareholder return relative to its peer companies. Consolidated net income for the year ended December 31, 2012 was $97.1 million compared to $93.8 million for the year ended December 31, 2011. Cash from operating activities was $239.6 million for 2012 compared to $241.7 million for 2011. The Company achieved a total shareholder return of 44.5 percent over the three year period ended December 31, 2012.

The following chart shows the 2012 AIP goals, that the results were above target, and how that resulted in an AIP payout of 112.8 percent of the target awards:

AIP Goals and Payout (For Period Ending December 31, 2012)
	Target	Superior	Actual	Payout
Net Income Goal	$96.3 million	$105.9 million	$97.1 million	54.4%
weighting (as % of total target)	50%	100%

Cash from Operating Activities Goal	$239.5 million	$263.5 million	$246.6 million	32.4%
weighting (as % of total target)	25%	50%

Strategic and Operational Goals	Various	Various		26.0%
weighting (as % of total target)	25%	50%

Total AIP Payout (as % of total target)				112.8%

The AIP is described in more detail in the section "Grants of Plan-Based Awards Discussion" starting on page 32.

Performance share awards under the LTIP reward total shareholder return (TSR) targets relative to a 27-company peer group over a three-year period. As shown on the following chart, our three-year relative TSR for the period ended December 31, 2012 fell below target and resulted in a payout of 50 percent of the target award.

LTIP— Performance Share Goal and Payout (For the 2010 - 2012 Performance Period)
	Threshold	Target	Superior	Actual
TSR Ranking Relative to 27-Company Peer Group	19th	14th	4[t]h	19th

Payout (as % of LTIP target opportunity)	50%	100%	200%	50%

The LTIP performance share payout for the period ending December 31, 2012, is described in more detail in the "Grants of Plan-Based Awards Discussion" section starting on page 32.

Shareholder Advisory Vote on Executive Compensation. Each year, we give our shareholders the opportunity to cast an advisory vote on executive compensation, commonly known as a "say-on-pay." At the Company's 2012 Annual Meeting of Shareholders, more than 90 percent of the votes cast were in favor of the say-on-pay proposal, approving the 2011 compensation of the Named Executive Officers on an advisory basis. We believe that vote affirms our executive compensation philosophy, policies, and practices. We have made no executive compensation design changes since January 2011.

Compensation Philosophy and Objectives
This section describes our compensation philosophy and objectives:

Compensation is linked to performance. Through the AIP, we reward Named Executive Officers for achieving annual goals tied to ALLETE's financial performance and business strategy. Through the LTIP, we reward them for achievement of TSR targets over rolling three-year periods and promote a stable, experienced executive management team.

Compensation elements are balanced. Our compensation program achieves several objectives. Base salary and executive retirement benefits attract and retain executive talent. Annual incentives focus on achieving strong annual financial and operating performance. Long-term incentives encourage long-term growth and profitability and provide an incentive to remain employed with the Company. Change in control severance benefits encourage continued dedication and objectivity when evaluating transactions that could result in the loss of employment in connection with a change in control of the Company. They also minimize the risk that executive officers will depart prior to a change in control. We provide limited perquisites to facilitate carrying out job responsibilities. We believe this balance of compensation elements discourages our Named Executive Officers from taking excessive business risk by (i) having multiple incentive goals, so that there is no undue pressure to achieve one measure of success without considering other aspects of the business; and (ii) linking a significant portion of compensation to Company performance, while still providing meaningful fixed compensation elements such as base salary and retirement benefits.

Compensation is fair, competitive, and consistent with our core values. We take into consideration market data and the advice of independent compensation consultants. We use energy services industry data to establish a range for executive compensation. While this data is helpful in establishing a range for executive compensation, we believe that our executive compensation program also must be internally equitable. In setting individual compensation, we consider experience in the position, past performance, job responsibilities, and relative role among the executive management group. For a Named Executive Officer with sufficient experience, we generally set compensation so that when target performance is achieved under the Company's incentive compensation plans, total compensation is near the market median of ALLETE's compensation peer group. When market data is insufficient to establish a range for a specific position, we consider internal equity among the Named Executive Officers taking into account the relative responsibilities for that position. The process of selecting compensation peer groups is discussed in “Process for Determining Executive Compensation” beginning on page 26. In addition to financial targets, AIP strategic and operational goals are linked to ALLETE's core values: integrity, safety, employee growth, community engagement, and environmental stewardship. Consistent with our pay-for-performance philosophy, Named Executive Officers earn higher compensation when actual performance exceeds target goals. Conversely, when the Company does not meet target goals, total compensation will generally fall below the market median of ALLETE's compensation peer group. Total compensation generally increases as position and responsibility increase; at the same time, a greater percentage of total compensation is tied to performance, and, therefore, at risk. This is reflected in the Named Executive Officers' annual and long-term incentive opportunities.

The charts below illustrate how Named Executive Officers' 2012 total compensation opportunity was divided between base salary and incentive plan opportunities, and between cash and stock:

For the charts above, total target compensation was calculated using the Named Executive Officers' base salary as of December 31, 2012, 2012 AIP target opportunity and 2012 LTIP target opportunity. For the Other Named Executive Officers (excluding CEO) group, the charts reflect an average of the total target compensation for all Named Executive Officers except the Chief Executive Officer.

Consistent with our commitment to integrity, we have adopted the ALLETE and Affiliated Companies Compensation Recovery Policy (Compensation Recovery Policy), which allows recovery of incentive payments and other forms of compensation from Named Executive Officers if any of the following events occur:

•
Financial restatement. In the event of an accounting restatement due to material non-compliance with financial reporting rules, we may recover any excess annual incentive award payments in the three-year period prior to the date on which the Company is required to prepare the restatement.

•
Error. In the event of a material error in the measurement of performance criteria, we may recover any excess AIP award and LTIP award payments made during the three years prior to the discovery of the error.

•
Misconduct. In the event a Named Executive Officer were to engage in work-related dishonesty or criminal behavior, the AIP awards, LTIP awards, and any bonus that were paid during and subsequent to the period of misconduct may be recovered.

Executive stock ownership is required. We believe Named Executive Officers should be ALLETE shareholders to encourage them to think as owners when balancing the risks and rewards involved with particular business decisions. To that end, we use Common Stock to fund long-term incentive compensation awards and Company contributions to tax-qualified defined contribution retirement plans. A Named Executive Officer may not sell such Common Stock unless he or she owns Common Stock in excess of 120 percent of the guideline ownership amount and would continue to meet or exceed that guideline following any sale. We do not apply the holding policy to Common Stock acquired through stock option exercises because stock options, which were last granted in 2008, were designed to provide long-term cash compensation.

Named Executive Officers are expected to own Common Stock in accordance with the following guidelines:

Position	Stock Ownership Value (Multiple of Base Salary)
Chief Executive Officer ALLETE Senior Vice President ALLETE Vice President	4 X 2 X 1 X

Named Executive Officers are expected to meet the stock ownership guidelines within seven years from first becoming subject to them. A Named Executive Officer who is promoted to a position with a higher stock ownership expectation will have five years from the promotion to meet the new guideline. At least annually, the Board reviews Common Stock ownership to confirm that the Named Executive Officers have met or are progressing toward the ownership guidelines. Ownership levels as of March 15, 2013, are shown in the table on page 6. All the Named Executive Officers have met the Common Stock ownership guidelines or are making appropriate progress toward meeting them.

Tax and accounting rules are considered. We generally structure the Named Executive Officers' compensation so that all elements of pay are tax deductible by the Company. With respect to Mr. Hodnik and certain of the next most-highly compensated executive officers, Section 162(m) of the Tax Code limits to $1 million dollars the amount of compensation that we may deduct in any one year. That limit does not apply to “performance-based compensation” within the meaning of Section 162(m). If Section 162(m) would otherwise limit the Company's ability to deduct an AIP award, then the amount of the Named Executive Officer's AIP award paid currently would be capped at the maximum deductible amount, and the non-deductible portion would be deferred to the Named Executive Officer's supplemental executive retirement plan account. Supplemental executive retirement benefits are described starting on page 24. Performance shares awarded under the LTIP are designed to qualify as “performance-based compensation” and are intended to be fully tax deductible. RSUs do not qualify as “performance-based compensation" because they have time-based vesting rather than performance-based vesting. By program design, all compensation paid to Named Executive Officers in 2012 was tax deductible.

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change in control, commonly referred to as “parachute payments.” If total payments in connection with a change in control exceed the limits of Section 280G, the Company's deduction would be limited and the recipient's parachute payments would be subject to an excise tax. The ALLETE and Affiliated Companies Change in Control Severance Pay Plan (CIC Severance Plan) has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

In addition to tax deductibility, we also consider the accounting implications of each compensation element; however, because the primary objectives of our compensation programs are tied to performance, we may offer compensation regardless of whether it qualifies for a tax deduction or more favorable accounting treatment if we deem that such compensation is in the Company's best interest.

We do not provide tax gross-ups on payments to Named Executive Officers, except for tax gross-ups in connection with relocation expenses provided under the Company's broad-based relocation policy.

The Compensation Committee and the Board exercise independent judgment. The Compensation Committee and the Board have access to compensation advisors and consultants, but exercise independent judgment in determining executive compensation elements and levels.

Compensation Consultant Independence. The Compensation Committee's independent compensation consultant for 2012 was Pearl Meyer. Pearl Meyer is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee has the sole authority to hire or fire its compensation consultant. It is the Compensation Committee's policy that its Chair pre-approve any additional services its independent compensation consultant performs for management. The Compensation Committee assessed the independence of Pearl Meyer in 2012 and concluded that Pearl Meyers' work for the Compensation Committee does not raise any conflict of interest.

Elements of Executive Compensation
Executive compensation elements for 2012 consisted of base salary, annual incentives, long-term incentives, retirement benefits, health and welfare benefits, limited perquisites, and severance benefits. Each element is discussed below and also in the tables and narratives starting on page 28.

Base Salary. Base salary provides fixed compensation, at competitive levels, to attract and retain qualified executive talent.

Annual Incentive Award. The AIP rewards the achievement of annual goals. Participation in the AIP is limited to certain management-level employees, including each Named Executive Officer. As position and responsibility increase, a greater percentage of pay is tied to performance. Each year, the Compensation Committee, in consultation with the CEO, approves performance measures and targets for the AIP, and individual target award opportunities. The Compensation Committee has discretion not only to determine the terms and conditions of AIP awards, but also the ability to reduce, increase or eliminate awards, regardless of whether applicable performance goals have been achieved.

The Compensation Committee sets AIP opportunity levels for the Named Executive Officers so that if the Company achieves target goals, the combination of salary and annual incentives will result in total cash compensation near the market median for ALLETE's compensation peer group. The table below shows the 2012 AIP target opportunity, expressed as a percentage of each Named Executive Officer's base salary:

Name	AIP Target Opportunity (% of Base Salary)
Mr. Hodnik	60%
Mr. Schober	45%
Ms. Amberg	40%
Mr. McMillan	40%
Mr. Adams	30%

AIP is designed to reward achieving annual financial, strategic and operational goals, which are established by the Compensation Committee at the beginning of the year. The 2012 financial measures were net income and cash from operating activities. Net income was selected because it is a widely reported financial performance measure that reflects revenue generation and expense management. Cash from operating activities was selected as a financial measure because it indicates the Company's ability to generate funds from internal operations for capital projects, repayment of debt, and dividend payments. Net income and cash from operating activities were also selected because both measures can affect the Company's stock price.

Net income, for 2012 AIP purposes, means Net Income Attributable to ALLETE—disclosed in the Company's Consolidated Financial Statements contained in the Annual Report—adjusted to exclude non-operating events. Cash from operating activities, for 2012 AIP purposes, means Cash from Operating Activities—disclosed in the Company's Consolidated Financial Statements contained in the Annual Report—adjusted as follows: (1) excluded 2012 cash contributions to the pension plans, (2) excluded 2012 customer capital-improvement cash deposits, (3) included payments made by the Company in 2013 to fund Other Post-Employment Benefits (OPEB) and (4) included the cost recovery riders reflected on the Company's Consolidated Balance Sheet at December 31, 2012, as non-current regulatory assets, related to the Bison Wind Energy Center which are expected to be recovered beginning in 2013. Items (1) and (2) were reflected in the measures at the beginning of the plan year. The Compensation Committee exercised its discretion with respect to items (3) and (4). In January 2013, the Company made a voluntary OPEB contribution that had been budgeted for 2012. The Compensation Committee determined that it would have distorted AIP results if such amount was included in Cash from Operating Activities for 2012 AIP purposes, and, therefore, used its discretion to reduce the year-end Cash from Operating Activities result. The Compensation Committee also used its discretion to include amounts expected to be recovered through cost recovery riders related to the Bison Wind Energy Center beginning in 2013, concluding that management's decisions with respect to timing of regulatory filings related to the cost recovery riders were in the Company's long-term best interests.

AIP strategic and operational goals for 2012 were as follows:

•
Enhance growth prospects, address earnings quality, and optimize competitiveness challenges by: (i) developing or acquiring an energy-centric business or capital project, or both; (ii) further positioning and execution of the Company's generation vision and strategy; and (iii) developing alternative ratemaking and cost recovery mechanisms while improving regulated return on equity;

•	Ensure ALLETE has a well-qualified, innovative, flexible, and sustainable workforce deployed and supported effectively to advance the Company's strategy; and

•	Demonstrate continuous improvement of our safety, environmental and customer service values as measured by goals relating to safety incidents, environmental stewardship, and system reliability.

The Compensation Committee, in consultation with the CEO, determines achievement of performance targets. Financial results exceeded 2012 target goals. Our overall strategic and operational goal achievements were slightly above target. As a result, the Named Executive Officers received an annual incentive payment of 112.8 percent of the target payment for 2012. 2012 AIP goals and payout are further described under “Grants of Plan-Based Awards Discussion” beginning on page 32.

The Compensation Committee believes that the AIP provides appropriate incentives and does not encourage executives to take excessive business risks because it has multiple goals, provides payment opportunity levels that are market-competitive, and includes a cap on the maximum award amount.

Long-Term Incentive Awards. We use long-term incentive compensation to reward Named Executive Officers for successful business strategies that grow shareholder value over time. Long-term incentive compensation also encourages Named Executive Officers to stay with the Company because they contain time-vesting and forfeiture provisions for certain terminations of employment. Long-term compensation elements consist of performance shares and restricted stock units.

•
Performance Shares. Performance shares reward executives for strong multi-year performance, measured by ALLETE's TSR relative to a group of peer companies. The Compensation Committee selected relative TSR because it measures the value shareholders realize from their investment in Common Stock as compared to opportunities available in similar companies. Rewarding executives for creating long-term shareholder value further links pay to performance.

Companies that make up our TSR peer group were selected based on comparability to the Company in terms of industry, market capitalization, and stock-trading characteristics (e.g., dividend yield, price-earnings ratio, etc.). The Compensation Committee approves the peer group companies prior to the start of each performance period. Since 2009, our TSR peer group has included 27 companies selected from the Edison Electric Institute Stock Index consistent with ALLETE's core electric-utility operations. Performance shares grants for the periods 2010-2012, 2011-2013 and 2012-2014 all employ the same TSR peer group. In 2012 we added MDU Resources Group after one TSR peer company (Northeast Utilities) acquired another (NSTAR) and this change applies to the performance share grants for each of the outstanding performance periods.

The TSR peer group is as follows:

Alliant Energy Corporation	IDACORP, Inc.	Pinnacle West Capital Corporation
Avista Corporation	Integrys Energy Group, Inc.	PNM Resources, Inc.
Black Hills Corporation	MDU Resources Group, Inc.	Portland General Electric Company
CH Energy Group, Inc.	MGE Energy, Inc.	TECO Energy, Inc.
Cleco Corporation	Northeast Utilities	The Empire District Electric Company
CMS Energy Corporation	NorthWestern Corporation	UIL Holdings Corporation
El Paso Electric Company	NV Energy, Inc.	UNS Energy Corporation
Great Plains Energy Incorporated	OGE Energy Corp.	Vectren Corporation
Hawaiian Electric Industries, Inc.	Otter Tail Corporation	Westar Energy, Inc.

•
Restricted Stock Units (RSUs). RSUs are used as a retention incentive and to encourage stock ownership. One RSU entitles the Named Executive Officer to receive one share of Common Stock when the restricted stock unit vests at the end of a three-year period.

The Compensation Committee grants the Named Executive Officers long-term incentive awards under the LTIP in January of the first year of the three-year period. While the Compensation Committee can make additional grants at other times of the year, it did not do so in 2012. The target number of performance shares is determined by dividing each Named Executive Officer's target award opportunity set forth in the table below by the award fair value, which was calculated for 2012 by Mercer Consulting (Mercer), an independent consulting firm. We do not time equity awards to the release of material non-public information. Compensation Committee meeting schedules are generally set six months prior to the start of the calendar year. The LTIP was most recently approved by shareholders in May 2005 and the material terms of the LTIP performance goals were re-approved by shareholders in May 2010.

The table below shows 2012 LTIP target opportunities for Named Executive Officers. The opportunity for each Named Executive Officer, except for Mr. Hodnik, was allocated 67 percent to performance shares and 33 percent to RSUs. Mr. Hodnik's opportunity was allocated 75 percent to performance shares and 25 percent to RSUs, so as to tie a greater percentage of his compensation to Company performance as measured by TSR. The number of performance shares was calculated using an estimated fair value as of December 31, 2011, which was calculated by Mercer as $45.36, and which reflects a modeled probability of achieving the performance goals. The number of RSUs granted to the Named Executive Officers was calculated using a $41.98 fair value, the closing price for Common Stock on December 31, 2011. The end-of-year valuation allows Mercer the necessary time to calculate the performance shares' value and to facilitate Compensation Committee approval of the awards at the January Board meeting.

LTIP Target Opportunities for 2012-2014 Performance Period
	Long-Term Incentive Plan Target Opportunity	Allocation of Long-Term Incentive Plan Target Opportunity
		Performance Shares	Restricted Stock Units
Mr. Hodnik	$525,000	8,681	3,126
Mr. Schober	$175,000	2,585	1,376
Ms. Amberg	$150,000	2,216	1,179
Mr. McMillan	$100,000	1,477	786
Mr. Adams	$75,000	1,108	590

The Compensation Committee has discretion to determine the terms and conditions of awards under the LTIP. This discretion includes the ability to reduce or eliminate awards, regardless of whether applicable performance goals have been achieved. Outstanding LTIP awards, however, may not be adversely affected without the consent of the Named Executive Officer. The Compensation Committee did not exercise discretion to reduce or eliminate LTIP awards during 2012.

Benefits. We offer benefits, including retirement benefits, to attract and retain Named Executive Officers. Retirement benefits also reward long-term service with the Company. Named Executive Officers are eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, an employee stock purchase plan, and both active and post-retirement medical, dental, and group term life insurance. Named Executive Officers are eligible for retirement benefits under the same plans available to other eligible employees and under our supplemental executive retirement plan. Retirement benefits are described in more detail below.

•
Tax-Qualified Retirement Benefits. We provide retirement income benefits to the Named Executive Officers, from two primary sources: (1) a defined-contribution retirement savings and stock ownership plan, the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan (RSOP) and (2) traditional defined benefit pension plans. The RSOP has features of both an employee stock ownership plan and a 401(k) savings plan. These retirement benefits are intended to be tax-qualified. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP. Each Named Executive Officer's service through September 30, 2006, is counted for calculating his or her benefit under the nonunion pension plan. The present value of each Named Executive Officer's pension benefits on December 31, 2012, is shown in the Pension Benefits table on page 37. The 2012 increase in the pension benefits value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 29.

Our Named Executive Officers may elect to defer salary into the RSOP up to the limits imposed by the Tax Code and the RSOP. In addition, we contribute to the Named Executive Officers' RSOP accounts a matching contribution of up to four percent of base salary and an annual Company contribution of between 8.5 percent and 11.5 percent, depending on age. Amounts contributed by the Company to the Named Executive Officers under the RSOP are included in column (h) of the Summary Compensation Table on page 29.

•
Supplemental Executive Retirement Benefits. We provide supplemental retirement benefits to the Named Executive Officers through non-tax-qualified retirement plans called the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan (SERP I) and the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II (SERP II). SERP I and SERP II are referred to, collectively, as the SERP or the SERP Plans. Generally, the SERP Plans are designed to provide retirement benefits to the Named Executive Officers that, in the aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not limit the types and amounts of compensation that can be considered under tax-qualified benefit plans. Providing SERP benefits is also a recruiting and retention strategy for executive talent because it provides additional retirement planning methods.

•
The SERP Plans have three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued retirement benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II covers compensation initially deferred and retirement benefits accrued or vested after December 31, 2004. The SERP benefits are discussed in more detail on page 39.

Perquisites. The Company provides Named Executive Officers with limited fringe benefits, or perquisites. Perquisites are tailored to the individual Named Executive Officer, take into account business purpose, and may include: club memberships, reimbursement for financial and tax planning services, office parking spaces, approved expenses for spouses, and executive physicals. As required by the Tax Code, we impute income to the Named Executive Officers for reimbursement of personal expenses and we provide no tax gross-ups for this imputed income.

The Compensation Committee has reviewed all perquisites and determined that they are a minimal component of total compensation and continue to facilitate the Named Executive Officers' performance of their job responsibilities. The perquisites received in 2012 totaled less than $10,000 for each Named Executive Officer.

Severance. We have no employment agreements with our Named Executive Officers. Under the CIC Severance Plan, Named Executive Officers could receive severance benefits in connection with a change in control of the Company. The CIC Severance Plan would provide benefits in the event of an involuntary termination of employment (or resignation following certain unfavorable changes made to the Named Executive Officers' duties, compensation, or benefits) occurring six months before, or up to two years after, a change in control. The CIC Severance Plan is designed to enable Named Executive Officers to remain dedicated and objective in the event of a potential change in control and thereby obtain the best outcome for shareholders without being diverted by concerns about job security and benefits. The Compensation Committee believes that the most effective way to accomplish these objectives is to require both a change in control and termination of employment before severance benefits are paid. This balanced approach ensures Named Executive Officers do not receive severance benefits unless they are adversely affected by a change in control.

The CIC Severance Plan would provide each Named Executive Officer a lump-sum severance payment ranging from 1.5 times to 2.5 times annual compensation based on position. The CIC Severance Plan also contains a modified payment cap whereby the payment would be reduced below the Tax Code Section 280G safe harbor amount if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that were subject to the excise tax. We provide no tax gross-up in connection with any severance payments. The Compensation Committee reviews the terms of the CIC Severance Plan annually, in consultation with Pearl Meyer, and believes that the CIC Severance Plan is in line with typical market practice.

The SERP II includes a change in control provision that accelerates payment of the supplemental executive retirement benefits and deferral account benefits, earned after December 31, 2004, upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. The change in control features in the SERP II, AIP, and LTIP are designed to protect Named Executive Officers from substantially losing previously-earned benefits upon a change in control.

The potential value of the change in control severance benefits is discussed more fully in “Potential Payments Upon Termination or Change in Control” section starting on page 41.

Process for Determining Executive Compensation
Role of the Compensation Committee. The Compensation Committee establishes our executive compensation philosophy and objectives and oversees the administration of our executive compensation programs. The Compensation Committee sets the CEO's compensation, which is reviewed and ratified by the Board without participation by the CEO. In setting the CEO's compensation, the Compensation Committee considers the Corporate Governance Committee's annual evaluation of the CEO's performance, which, among other things, assesses his performance relative to annual objectives established by the Board. The Compensation Committee also compares the CEO's compensation to the compensation of CEOs at other energy services industry companies. Benchmarking compensation data is adjusted for the Company's size as measured by revenue and provides a market context for the Compensation Committee's decisions. The Compensation Committee also reviews the CEO's recommendations regarding the compensation of the other Named Executive Officers and approves such compensation.

Each January, the Compensation Committee, in consultation with the CEO, sets performance goals for the AIP and the LTIP. With respect to the LTIP, the Compensation Committee also sets multi-year TSR targets relative to a peer group for performance shares, and establishes the award dates, vesting periods, and forfeiture provisions for performance shares and RSUs.

Role of Management. The CEO recommends compensation for all other Named Executive Officers to the Compensation Committee for approval. Recommendations are based, in part, on each Named Executive Officer's experience and responsibility level and on the CEO's assessment of his or her performance. The CEO works with each Named Executive Officer at the beginning of each year to identify individual goals that are aligned with corporate objectives, strategic plan objectives, and individual department objectives that are unique to each Named Executive Officer's scope of responsibility. Individual goals pertain to meeting financial targets, leading and overseeing major projects, operational efficiencies, reliability, compliance, safety, and leadership succession and effectiveness. The CEO reviews each Named Executive Officer's performance during the year regarding accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on a written self-assessment completed by each Named Executive Officer, the CEO's knowledge of his or her accomplishments, and discussions with each Named Executive Officer. The CEO's recommendation is also based on the executive compensation studies described below. The CEO also recommends to the Compensation Committee financial and non-financial performance measures under the Company's incentive compensation plans.

2011 Executive Compensation Studies. Annually, the Compensation Committee reviews the 19-company peer group used for compensation benchmarking purposes. This group is comprised of companies from the Edison Electric Institute Stock Index that are close in size to ALLETE as measured by market capitalization. For 2012, the Compensation Committee approved the following 19-company peer group:

Avista Corporation	Hawaiian Electric Industries, Inc.	The Empire District Electric Company
Black Hills Corporation	IDACORP, Inc.	UIL Holdings Corporation
CH Energy Group, Inc.	MGE Energy, Inc.	UNS Energy Corporation
Cleco Corporation	NorthWestern Corporation	Vectren Corporation
DPL, Inc.	Otter Tail Corporation	Westar Energy, Inc.
El Paso Electric Company	PNM Resources, Inc.
Great Plains Energy, Inc.	Portland General Electric Company

In October 2011, the Compensation Committee directed Pearl Meyer to conduct two compensation benchmarking studies for ALLETE: one for executive officers, and another for the CEO. These studies provided the basis for compensation recommendations made in January 2012. Pearl Meyer's analysis compared ALLETE's base salaries and annual and long-term target incentive opportunities for executive officers to an external market consisting of published surveys that were size-adjusted based on revenue and compensation data disclosed in the proxy statements of the 19-company peer group. The Pearl Meyer report indicated that ALLETE's base salary and target total cash compensation were near the market median, with limited variance from executive to executive, and that long-term incentive opportunities were below the market median.

The CEO benchmarking study compared Mr. Hodnik's compensation to market data using the same survey sources and proxy data used in the executive officer analysis and analyzed CEO pay-for-performance. The Pearl Meyer report indicated that Mr. Hodnik's base salary and target total cash compensation were below the market median, and that long-term incentive opportunities were significantly below the market median. The analysis indicated that the elements of Mr. Hodnik's compensation were comparable to market and well balanced. The report also indicated Mr. Hodnik's pay-for-performance was aligned with growth in pre-tax income and one-year TSR.

Based on the 2011 executive compensation studies, the Compensation Committee determined that: (1) Named Executive Officers' compensation included appropriate elements; (2) Mr. Hodnik's overall compensation would be adjusted with time in his role; (3) the AIP target award opportunity for each executive officer was fair compared to market; and (4) the Committee would continue to monitor the market volatility of long-term incentives and set the LTIP target award opportunity for each executive officer at the 2011 level.

2012 Executive Compensation Changes. After considering the studies completed in the fall of 2011, the Compensation Committee decided as follows:

•
For Named Executive Officers, except Mr. Hodnik, there were no AIP or LTIP target opportunity adjustments in 2012. Named Executive Officers, except Mr. Hodnik, received base pay increases of approximately three percent effective June 2012. These base salary increases took into consideration peer company compensation market data, experience in the position, past performance, job responsibilities, and equity within the executive management group.

•
Consistent with the Compensation Committee's prior determination to periodically increase Mr. Hodnik's compensation to bring his total compensation closer to the market median, the Compensation Committee approved, and the Board of Directors ratified, a salary increase and a LTIP target opportunity increase during the year. In January 2012, Mr. Hodnik's AIP target opportunity remained 60 percent of base salary (unchanged) and his LTIP target opportunity was increased to $525,000 (an increase of $75,000). In June 2012, Mr. Hodnik's base salary was increased to $550,000 (an increase of $25,000). These changes better aligned Mr. Hodnik's total cash compensation with the benchmarking peer group. Mr. Hodnik's total target compensation, however, remained below the 50th percentile of that group, primarily because his LTIP target opportunity was below the market median.

Shareholder Advisory Voting on Executive Compensation
Say-on-Pay. Each year, we give our shareholders the opportunity to cast an advisory vote on executive compensation, commonly known as a "say-on-pay." At the Company's Annual Meeting of Shareholders held in May 2012, more than 90 percent of the votes cast were in favor of the say-on-pay proposal, approving the compensation of the 2011 Named Executive Officers on an advisory basis. We believe that vote affirms our executive compensation philosophy and objectives. We have made no executive compensation design changes since January 2011.

As part of our ongoing commitment to monitor pay-for-performance alignment, in January 2013, the Compensation Committee reviewed a Pearl Meyer's pay-for-performance analysis, which confirmed our view that our executive compensation programs are well aligned with the Company's financial performance. We believe our executive compensation program is linked to performance, balanced, fair, competitive, and contains mainstream provisions.

Frequency of Say-on-Pay Vote. At the Company's 2011 Annual Meeting of Shareholders, shareholders strongly supported our recommendation to hold the advisory say-on-pay vote on an annual basis. We believe annual say-on-pay voting promotes shareholder awareness of executive compensation and allows shareholders to provide feedback on a regular basis. Annual say-on-pay voting is also consistent with ALLETE's approach to investor relationships. We maintain an active outreach program designed to create and nurture effective relationships with our shareholders. We believe the 2011 advisory vote shows strong support for annual say-on-pay voting. We will hold a say-on-pay vote on an annual basis until the next advisory vote on the frequency of say-on-pay proposals.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2012 Annual Report on Form 10-K (Annual Report).

March 26, 2013

Executive Compensation Committee
Madeleine W. Ludlow, Chair
Kathleen A. Brekken
Sidney W. Emery, Jr.
James S. Haines, Jr.
Bruce W. Stender, ex-officio

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table summarizes the compensation paid to, granted to, or earned by the Named Executive Officers for each of the last three fiscal years.

The amounts shown for Stock Awards in column (d) represent the grant date fair value, which is the same amount that the Company will recognize as an expense over each award's vesting period. The Stock Award values shown do not represent amounts paid to the Named Executive Officers in the year reported, but, rather, represent the theoretical value of the future payout. The actual value that a Named Executive Officer earns will depend on the extent to which his or her LTIP goals are achieved and on the market price of Common Stock. (The actual value each Named Executive Officer realized in 2012 from Stock Awards is shown in the "Option Exercises and Stock Vested" table on page 37.)

The amounts shown in column (g) were not paid to the Named Executive Officers in the year reported, but, rather, represent the change in the value of retirement benefits earned by each Named Executive Officer under our retirement plans described beginning on page 37.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary	Stock Awards[1]	Option Awards[2]	Non-Equity Incentive Plan Compen- sation[3]	Change in Pension Value and Non- qualified Deferred Compensation Earnings[4]	All Other Compen- sation[5]	Total
Alan R. Hodnik	2012	$538,557	$522,714	$0	$372,240	$1,219,707	$91,296	$2,744,514
Chairman, President	2011	$495,384	$447,405	$0	$562,590	$654,953	$74,349	$2,234,681
and Chief Executive	2010	$363,462	$362,240	$0	$222,642	$285,042	$48,393	$1,281,779
Officer

Mark A. Schober	2012	$302,387	$173,952	$0	$155,735	$358,365	$75,849	$1,066,288
Senior Vice President	2011	$291,708	$174,290	$0	$238,820	$345,133	$60,085	$1,110,036
and Chief Financial	2010	$278,078	$140,058	$0	$128,878	$260,533	$50,909	$858,456
Officer

Deborah A. Amberg	2012	$282,928	$149,098	$0	$129,438	$119,948	$53,700	$735,112
Senior Vice President,	2011	$273,154	$149,419	$0	$198,782	$105,436	$46,282	$773,073
General Counsel and	2010	$260,077	$118,372	$0	$107,272	$61,549	$40,089	$587,359
Secretary

David J. McMillan	2012	$257,848	$99,383	$0	$117,913	$99,040	$56,436	$630,620
Senior Vice President—	2011	$250,420	$129,599	$0	$181,258	$126,628	$43,802	$731,707
ALLETE External Affairs	2010	$242,119	$93,372	$0	$99,233	$80,362	$38,297	$553,383

Robert J. Adams	2012	$238,864	$74,569	$0	$81,923	$90,904	$47,766	$534,026
Vice President—	2011	$231,563	$74,691	$0	$125,934	$115,236	$39,092	$586,516
Business Development	2010	$221,692	$70,014	$0	$68,614	$69,932	$31,901	$462,153
and Chief Risk Officer

[1]
The amounts shown in column (d) relate to LTIP performance share opportunities and to RSU opportunities awarded during the year to each Named Executive Officer. The amounts shown reflect the grant date fair value determined in accordance with generally accepted accounting principles under FASB Accounting Standards Codification Topic 718 (FASC Topic 718) using the same assumptions used in the valuation of compensation expense disclosed in Note 16 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. The grant date fair value is the total amount that we will recognize as an expense over the awards' vesting period, except that the amounts shown do not include a reduction for forfeitures. The 2012 amounts shown in column (d) are comprised of the following:

	Restricted Stock Units	Performance Shares*
Alan R. Hodnik	$128,510	$394,204
Mark A. Schober	$56,567	$117,385
Deborah A. Amberg	$48,469	$100,629
David J. McMillan	$32,312	$67,071
Robert J. Adams	$24,255	$50,314
* The maximum grant date fair value for 2012 for each Named Executive Officer's unearned performance share awards, assuming the highest level of performance was probable, are as follows: Mr. Hodnik – $788,408, Mr. Schober – $234,770, Ms. Amberg – $201,258, Mr. McMillan – $134,142, and Mr. Adams – $100,628.

[2]	Since 2009, the Company has granted RSUs instead of stock options, thus placing more emphasis on increasing stock ownership and executive retention.

[3]
The amounts shown in column (f) are earned 2012 AIP awards actually paid in 2013, including any amount that was deferred at the election of the Named Executive Officer. By program design, a portion of Mr. Hodnik's AIP award was contributed to his SERP II deferral account.

[4]	The amounts shown in column (g) for 2012 are comprised of the following:

	Aggregate Change in Actuarial Present Value of Accumulated Defined Benefit Pensions During Year	Above-Market Interest on Deferred Compensation*
Alan R. Hodnik	$1,219,707	$0
Mark A. Schober	$356,418	$1,947
Deborah A. Amberg	$119,948	$0
David J. McMillan	$99,040	$0
Robert J. Adams	$90,904	$0

*	Above-market interest was calculated using a 4.71 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate of 2.89 percent.

[5]	The amounts shown in column (h) for 2012 are comprised of the following:

	Perquisites and Other Personal Benefits*	Company Contributions under the RSOP and the Flexible Compensation Plan	Company Contributions under SERP II
Alan R. Hodnik	$9,375	$37,090	$44,831
Mark A. Schober	$5,507	$47,141	$23,201
Deborah A. Amberg	$1,700	$36,509	$15,491
David J. McMillan	$4,941	$36,791	$14,704
Robert J. Adams	$3,115	$34,904	$9,747

*
Perquisites include items such as club memberships having a primary business purpose (but which also allow personal use of facilities or services), meal and entertainment expense for spouses paid by the Company and reimbursement for financial and tax planning services. The value assigned to each perquisite given to a Named Executive Officer is based on the aggregate incremental cost to the Company associated with the fringe benefit, except for club memberships, for which the total cost is reported. The amount shown reflect the full, actual cost of the fringe benefit in all cases, except for spouse's travel, meals and entertainment expenses, for which we include the full, actual cost of each benefit in excess of the amount the Company would have paid had the Named Executive Officer been traveling or eating without his or her spouse.

GRANTS OF PLAN-BASED AWARDS

The following Grants of Plan-Based Awards table shows the range of each Named Executive Officer's annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2012. The narrative following the table describes the terms of each incentive award.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Award Type[1]	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan R. Hodnik
AIP	01/23/12	$123,750	$330,000	$660,000	—	—	—	—	—
Performance Shares	01/23/12	—	—	—	4,341	8,681	17,362	—	$394,204
RSUs	01/23/12	—	—	—	—	—	—	3,126	$128,510
Mark A. Schober
AIP	01/23/12	$51,774	$138,063	$276,126	—	—	—	—	—
Performance Shares	01/23/12	—	—	—	1,293	2,585	5,170	—	$117,385
RSUs	01/23/12	—	—	—	—	—	—	1,376	$56,567
Deborah A. Amberg
AIP	01/23/12	$43,031	$114,750	$229,500	—	—	—	—	—
Performance Shares	01/23/12	—	—	—	1,108	2,216	4,432	—	$100,629
RSUs	01/23/12	—	—	—	—	—	—	1,179	$48,469
David J. McMillan
AIP	01/23/12	$39,200	$104,533	$209,066	—	—	—	—	—
Performance Shares	01/23/12	—	—	—	739	1,477	2,954	—	$67,071
RSUs	01/23/12	—	—	—	—	—	—	786	$32,312
Robert J. Adams
AIP	01/23/12	$27,235	$72,627	$145,254	—	—	—	—	—
Performance Shares	01/23/12	—	—	—	554	1,108	2,216	—	$50,314
RSUs	01/23/12	—	—	—	—	—	—	590	$24,255

[1]	AIP awards are made under the AIP. Performance shares and RSUs are awarded under the LTIP.

[2]	Actual awards earned are shown in column (f) of the Summary Compensation Table on page 29.

[3]
The amounts shown in column (j) reflect the grant date fair value determined in accordance with generally accepted accounting principles under FASC Topic 718 using the same assumptions used in the valuation of compensation expense disclosed in Note 16 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. The amounts shown for performance shares and RSUs are the values of the awards for accounting purposes; the value a Named Executive Officer realizes from performance shares will depend on actual Common Stock performance relative to the 27-company peer group, discussed on page 23, and the market price of Common Stock. The value a Named Executive Officer realizes from RSUs will depend on the market value of Common Stock at the time of vesting.

GRANTS OF PLAN-BASED AWARDS DISCUSSION

The Company's 2012 incentive awards for all Named Executive Officers consisted of one annual incentive opportunity–the AIP, and two long-term incentive opportunities–performance shares and RSUs. Each incentive award is discussed below.

Annual Incentive Plan. For all the Named Executive Officers, the 2012 AIP performance goals, goal weighting, and goal measures were as follows:

AIP Performance Goal	Goal Weighting	Goal Measures
		Threshold[1]	Target[1]	Superior[1]
Net Income[2]	50%	$91.5 million	$96.3 million	$105.9 million
Cash from Operating Activities[2]	25%	$227.5 million	$239.5 million	$263.5 million
Strategic and Operational[3]
Growth and Competitiveness	10%	Various
Talent Development	5%
Operational and Values	10%

[1]	Target goals are set at the Company's budgeted amount. Superior goals are set at 110 percent of budget and threshold goals are set at 95 percent of budget.

[2]	Net income and cash from operating activities, for AIP calculation purposes, are explained in the text following this table.

[3]	Strategic and Operational goals are described in detail in the text following this table.

Net income for 2012 AIP calculation purposes means Net Income Attributable to ALLETE ($97.1 million)—disclosed in the Company's Consolidated Financial Statements contained in the Annual Report—adjusted to exclude non-operating events ($0.04 million).

Cash from operating activities means Cash from Operating Activities ($239.6 million)—disclosed in the Company's Consolidated Financial Statements contained in the Annual Report—adjusted as follows: (1) excluded 2012 cash contributions to the pension plans ($7.3 million), (2) excluded 2012 customer capital-improvement cash deposits ($13.0 million), (3) included payments made by the Company in 2013 to fund Other Post-Employment Benefits ($4.8 million), and (4) included the cost recovery riders reflected on the Company's consolidated balance sheet at December 31, 2012 as non-current regulatory assets, related to the Bison Wind Energy Center, which are expected to be recovered beginning in 2013 ($17.6 million).

2012 AIP strategic and operational goals included the following:

•
Growth and Competitiveness: Enhance growth prospects, address earnings quality, and optimize competitiveness challenges by: (i) developing or acquiring an energy-centric business or capital project, or both; (ii) further positioning and execution of the Company's generation vision and strategy; and (iii) developing alternative ratemaking and cost recovery mechanisms while improving regulated return on equity;

•	Talent Development: Ensure ALLETE has a well-qualified, innovative, flexible, and sustainable workforce deployed and supported effectively to advance the Company's strategy; and

•
Operational and Values: Demonstrate continuous improvement of our safety, environmental, and customer service values as measured by goals relating to safety incidents, environmental stewardship, and system reliability. Safety goal measurements included tracking the number of incidents recorded with the Occupational Safety and Health Administration (OSHA), the Minnesota Safety Health Administration (MSHA), or both. System reliability goals were measured by the System Average Interruption Duration Index (SAIDI) and System Average Interruption Frequency Index (SAIFI) relative to the Edison Electric Institute utilities' three year average results.

Each AIP goal's achievement was independently measured. The actual amount of the target award opportunity earned is based on the goal weighting percentage assigned to the AIP performance goals achieved. 2012 AIP goal weightings relating to column (c), (d), and (e) of the Grants of Plan-Based Awards table on page 31 are described as follows:

•
Threshold amount shown in column (c)—the minimum AIP award that would be payable, ranging from 11.3 percent to 22.5 percent of base salary as of December 31, 2012, if both net income and cash from operating activities results were at threshold and if there were no progress on strategic and operational goals.

•
Target amount shown in column (d)—the AIP target-level award that would be payable, ranging from 30 percent to 60 percent of base salary as of December 31, 2012, if both net income and cash from operating activities results were at target and all strategic goals were achieved at the target level.

•
Maximum amount shown in column (e)—maximum AIP award that would be payable, ranging from 60 percent to 120 percent of base salary as of December 31, 2012, if both net income and cash from operating activities results were at superior and all strategic goals were achieved at the superior level.

Goal achievements that fall between threshold and maximum are interpolated on a straight line basis.

The CEO, with input from senior management, assesses the progress made on the strategic and operational goals and makes a recommendation to the Compensation Committee about the extent to which such goals have been achieved. The Compensation Committee then approves each AIP goal achievement level. Actual 2012 net income exceeded target by 0.8 percent, or $0.8 million; cash from operating activities exceeded target by 3.0 percent, or $7.1 million; and, overall, strategic goals exceeded target. The resulting total AIP payout for 2012 was calculated as follows:

AIP Performance Goal	Goal Weighting	% of Goal Achievement	Payout[1]
Net Income[2]	50%	108.8%	54.4%
Cash from Operating Activities[2]	25%	129.6%	32.4%
Strategic and Operational	25%	104.0%	26.0%
Total	100%		112.8%
1 Payout is expressed as a percentage of the Named Executive Officer's AIP target opportunity.
2 Net income and cash from operating activities, for AIP calculation purposes, are explained in this section on page 32.

As a result, the amounts shown in column (f) of the Summary Compensation Table on page 29 include AIP awards earned at 112.8 percent of target in 2012, which ranged from 34 percent to 68 percent of base salary for the Named Executive Officers.

Named Executive Officers may elect to receive their AIP award in cash, or to defer some or all of it in accordance with SERP II. Named Executive Officers who retire, die, or become disabled during the year remain eligible to receive a prorated AIP award. Named Executive Officers who terminate employment for any other reason forfeit the AIP award. In the event of a Change in Control (as defined in the AIP), awards under the AIP would be calculated as if the end of the performance year had occurred, based on the Company's performance at the time of the change in control. Any awards earned would be prorated based on the number of months in the performance year which had elapsed as of the change in control.

Performance Shares. Three performance share awards, each spanning a different three-year performance period, are reflected in the Summary Compensation Table on page 29 for the year in which the performance period commenced. In 2012, the Named Executive Officers were granted performance share awards for the three-year performance period beginning on January 1, 2012, and ending on December 31, 2014. The number of shares of Common Stock that each Named Executive Officer will earn pursuant to the 2012 performance share awards will be based on the Company's TSR ranking relative to a 27-company peer group. Discussion of the TSR peer group is provided on page 23. The performance share awards for the performance period beginning in 2012 are also reflected in the Grants of Plan-Based Awards table on page 31.

The amounts shown in column (f), (g), and (h) of the Grants of Plan-Based Awards table on page 31 reflect the following:

•
Threshold amount shown in column (f)—the minimum 2012 performance share award payable, set at 50 percent of the target amount, which would be earned if ALLETE's TSR for the three-year performance period were to rank 19th among the peer group.

•	Target amount shown in column (g)—the target performance share award payable, which would be earned if ALLETE's TSR for the three-year performance period were to rank 14th among the peer group.

•
Maximum amount shown in column (h)—the maximum performance share award payable, set at 200 percent of the target amount, which would be earned if ALLETE's TSR for the three-year performance period were to rank fourth or higher among the peer group.

A performance share award is earned at each ranking from 19th to first. Performance share awards earned at TSR rankings that fall between 19th, 14th and fourth are interpolated on a straight-line basis.

Dividend equivalents accrue during the performance period. Dividend equivalents allow the Named Executive Officers to receive an additional payment equal to the value of dividends that would have been paid on Common Stock between the grant date and the date the performance shares are paid, but only to the extent performance goals are achieved. If earned, performance shares and dividend equivalents are paid in Common Stock after the end of the performance period. A Named Executive Officer who retires, dies, or becomes disabled during the performance period remains eligible to receive a payment of performance shares. The actual number of performance shares will be prorated to reflect the period actually worked. Upon a change in control, performance share awards would immediately vest and be paid out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on the then-current actual TSR ranking. The grant date fair value, based on a modeled probability of reaching performance goals for performance shares awarded to each Named Executive Officer, is included in the amounts shown in column (d) of the Summary Compensation Table on page 29.

Performance shares awarded for the 2011-2013 and 2012-2014 performance periods remain unearned unless and until the performance goals are achieved at the end of the respective performance periods. The performance shares awarded to each Named Executive Officer for those periods is shown in column (h) of the Outstanding Equity Awards at Fiscal Year-End table on page 36. An estimated market value of the unearned performance shares, assuming target performance in the case of the 2012-2014 performance period and threshold performance in the case of the 2011-2013 performance period is shown in column (i) of that table. The actual value, if any, to the Named Executive Officers will be determined at the end of 2013 and 2014, respectively, based on the Company's actual TSR ranking for the three-year performance period.

During the three-year performance period 2010-2012, the Company's shareholders realized a TSR of 44.5 percent, ranking the Company 19th among the 27-company peer group. As a result, the Named Executive Officers earned a performance share payout equal to 50 percent of target performance for the 2010-2012 performance period. The performance shares earned for the 2010-2012 performance period, and the market values thereof, are shown in column (f) and (g), respectively, of the Outstanding Equity Awards at Fiscal Year-End table on page 36.

Restricted Stock Units. The number of RSUs awarded to the Named Executive Officers in 2012 is shown in column (i) of the Grants of Plan-Based Awards table on page 31. Each RSU entitles the Named Executive Officer to receive one share of Common Stock when the unit vests at the end of a three-year period. The RSUs granted in 2012 will vest on December 31, 2014. The Named Executive Officers must remain employed by the Company at the time RSUs vest to receive the Common Stock. Dividend equivalents accrue during the vesting period. Dividend equivalents allow the Named Executive Officers to receive an additional payment equal to the value of dividends that would have been paid on Common Stock during the vesting period, but only to the extent that the RSUs actually vest. RSUs and dividend equivalents are paid in Common Stock after the end of the vesting period. Upon the Named Executive Officer's retirement, disability, or death, a prorated number of the RSUs would immediately vest. In the event of a change in control, restrictions in RSU grants will be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest. However, if the RSU grant is fully assumed by the successor corporation, a prorated number of RSUs would immediately vest upon a Named Executive Officer's termination of employment by the successor corporation for reasons other than cause within 18 months of the change in control.

The full grant date fair value for RSUs awarded to each Named Executive Officer is included in the amount shown in column (d) of the Summary Compensation Table on page 29. The number of unvested RSUs outstanding at the end of 2012, including dividend equivalents, is shown in column (f) of the Outstanding Equity Awards at Fiscal Year-End table on page 36, while the value of the award as of December 31, 2012, is shown in column (g).

The Compensation Committee has discretion to determine the terms and conditions of awards under the AIP and the LTIP. This discretion includes the ability to reduce or eliminate awards (and, as to the AIP, to increase awards) regardless of whether applicable performance goals have been achieved. Outstanding LTIP awards, however, may not be adversely affected without the consent of the Named Executive Officer. The Compensation Committee did not exercise discretion to reduce or eliminate LTIP awards during 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date[1]	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested[5]
	Exercisable (#)	Unexercisable (#)
Alan R. Hodnik					14,416	$590,768	14,520	$595,030
	1,366	0	$37.76	2/2/2014
	1,655	0	$41.35	2/1/2015
	2,165	0	$44.15	2/1/2016
	2,812	0	$48.65	2/1/2017
	6,643	0	$39.10	2/1/2018
Mark A. Schober					6,642	$272,189	4,551	$186,500
	3,579	0	$37.76	2/2/2014
	4,167	0	$41.35	2/1/2015
	5,234	0	$44.15	2/1/2016
	6,510	0	$48.65	2/1/2017
	13,787	0	$39.10	2/1/2018
Deborah A. Amberg					5,069	$207,728	3,902	$159,904
	1,070	0	$37.76	2/2/2014
	3,549	0	$41.35	2/1/2015
	6,004	0	$44.15	2/1/2016
	5,531	0	$48.65	2/1/2017
	9,191	0	$39.10	2/1/2018
David J. McMillan					4,108	$168,346	2,601	$106,589
	3,409	0	$37.76	2/2/2014
	4,109	0	$41.35	2/1/2015
	4,365	0	$44.15	2/1/2016
	4,019	0	$48.65	2/1/2017
	7,383	0	$39.10	2/1/2018
Robert J. Adams					3,080	$126,218	1,950	$79,911
	2,889	0	$37.76	2/2/2014
	3,492	0	$41.35	2/1/2015
	3,411	0	$44.15	2/1/2016
	3,172	0	$48.65	2/1/2017
	5,818	0	$39.10	2/1/2018

[1]
Each option award had a ten-year term. Therefore, the grant date for each award is the date ten years prior to the expiration date shown in column (e). Options vested in three equal installments on each of the first, second, and third anniversaries of the grant date, and are all fully vested.

[2]
The amounts shown in column (f) are comprised of the following: (1) the performance shares earned for the 2010-2012 performance period and which all Named Executive Officers received in Common Stock on February 8, 2013; and (2) RSUs granted on January 18, 2010, January 18, 2011, and January 23, 2012 to each Named Executive Officer and additional grant to Mr. Hodnik on May 1, 2010, plus dividend equivalents. RSUs vest over a three-year period provided the Named Executive Officer continues to be employed by the Company.

[3]	The amounts shown in column (g) were calculated by multiplying the number of shares and units in column (f) by $40.98, the closing price of Common Stock on December 31, 2012.

[4]
The amounts shown in column (h) represent the Common Stock that would be payable for outstanding performance share awards if threshold performance were achieved (a TSR ranking of 19th among the 27-company peer group) for the performance period 2011-2013 and if target performance was achieved (a TSR ranking of 14th among the 27-company peer group) for the performance period 2012-2014. If the performance period would have ended on December 31, 2012, performance shares would not have been earned for the 2011-2013 performance period, but would have been earned at 60 percent of target for the 2012-2014 performance period.

[5]	The amounts shown in column (i) were calculated by multiplying the number of shares and units in column (h) by $40.98, the closing price of Common Stock on December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards[1]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Alan R. Hodnik	0	—	9,481	$398,670
Mark A. Schober	0	—	5,352	$225,044
Deborah A. Amberg	0	—	3,568	$150,045
David J. McMillan	1,931	$33,438	3,568	$150,045
Robert J. Adams	0	—	2,676	$112,522

[1]
The amounts shown in column (d) are comprised of the following: (i) the performance shares earned for the 2009-2011 performance period and (ii) the restricted stock units vested at the end of the 2009-2011 vesting period, both of which were paid in Common Stock on February 3, 2012. The numbers shown in column (d) have been rounded to the nearest whole share, whereas actual Common Stock paid included fractional shares. The values realized on vesting shown in column (e) is calculated using the closing price of Common Stock on February 3, 2012 and the exact number of shares acquired on vesting.

PENSION BENEFITS

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Alan R. Hodnik	ALLETE and Affiliated Companies Retirement Plan A	11.75	$294,081	$0
	ALLETE and Affiliated Companies Retirement Plan B	12.75	$711,736	$0
	SERP II	30.75	$1,874,849	$0
Mark A. Schober	ALLETE and Affiliated Companies Retirement Plan A	28.67	$1,223,631	$0
	SERP II	34.92	$990,983	$0
Deborah A. Amberg	ALLETE and Affiliated Companies Retirement Plan A	16.25	$313,686	$0
	SERP II	22.33	$231,271	$0
David J. McMillan	ALLETE and Affiliated Companies Retirement Plan A	17.42	$399,730	$0
	SERP II	23.67	$266,932	$0
Robert J. Adams	ALLETE and Affiliated Companies Retirement Plan A	19.67	$397,832	$0
	SERP II	25.92	$193,929	$0

[1]
The numbers in column (c) for SERP II reflect actual years of service with the Company. Credited service under Retirement Plan A (as defined below) stopped on September 30, 2006. Mr. Hodnik's credited service under Retirement Plan B (as defined below in the Pension Benefits Discussion section) reflects the actual years that he was a participant in Retirement Plan B.

[2]
The amounts shown in column (d) represent the discounted net present value of the annual annuity payments to which the Named Executive Officers would be entitled at retirement assuming they retire at age 62, the earliest age at which Named Executive Officers may receive unreduced pension benefits. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 4.10 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

PENSION BENEFITS DISCUSSION

ALLETE and Affiliated Companies Retirement Plan A (Retirement Plan A) is a defined benefit pension plan that is intended to be tax-qualified and covers the majority of our nonunion employees, including the Named Executive Officers. Pension benefits are based on the employee's years of service and the employee's final average earnings. As the result of a Company-wide nonunion benefit change, no employee, including Named Executive Officers, has accrued additional credited service under Retirement Plan A after September 30, 2006. Final average earnings covered by Retirement Plan A include the highest consecutive 48 months of salary and Results Sharing awards in the last 15 years of service. Results Sharing was a broad-based profit-sharing program that was available to virtually all of our employees prior to January 2009. The Retirement Plan A pension benefit is calculated as a life annuity using the following formula:

0.8%	×	(years of credited service from July 1, 1980 through September 30, 2006)	×	final average earnings
plus (for Named Executive Officers hired before July 1, 1980):
10%	+	(1% × years of credited service prior to July 1, 1980)	×	final average earnings

Mr. Hodnik is also entitled to a pension benefit under the ALLETE and Affiliated Companies Retirement Plan B (Retirement Plan B) based on positions previously held with the Company. Retirement Plan B is a defined benefit pension plan that is intended to be tax-qualified and that covers the majority of our union employees, excluding Minnesota Power employees hired after February 1, 2011. Mr. Hodnik's credited service under Retirement Plan B reflects the actual years that he was a participant in Retirement Plan B. The Retirement Plan B pension benefit is calculated as a life annuity using the following formula:

10%	+	(1% × years of credited service)	×	final average earnings

Final average earnings covered by Retirement Plan B include the highest consecutive 48 months of salary and Results Sharing awards in the last 10 years of service. The remaining terms of Retirement Plan B are substantially the same as Retirement Plan A (Retirement Plan A and Retirement Plan B are collectively referred to as the Retirement Plans).

Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. Named Executive Officers become eligible for an unreduced early-retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. Named Executive Officers are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early-retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early-retirement benefit commencement age. Mr. Hodnik, Mr. Schober and Mr. McMillan are currently eligible to receive early-retirement benefits. As of December 31, 2012, Ms. Amberg and Mr. Adams each had a vested Retirement Plan A benefit, but were not eligible to receive early retirement benefits.

Each Named Executive Officer is married. The normal form of Retirement Plan A benefit payment for married participants is a life annuity with a 60 percent surviving spouse benefit. The normal form of Retirement Plan B benefit payment for married participants is a life annuity with a 50 percent surviving spouse benefit. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. The Retirement Plans do not provide for lump sum distributions unless the lump sum equivalent value is $10,000 or less. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

The Tax Code limits both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to a Named Executive Officer. The SERP Plans are designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the Named Executive Officers, in amounts sufficient to maintain total pension benefits upon retirement at the level which would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code. The SERP formula is calculated as follows:

0.8%	×	(years of credited service from July 1, 1980 through retirement or termination date)	×	SERP final average earnings
plus (for Named Executive Officers hired before July 1, 1980):
10%	+	(1% x years of credited service prior to July 1, 1980)	×	SERP final average earnings

For purposes of calculating SERP final average earnings, we include the sum the Named Executive Officer's (i) annual salary and Results Sharing awards in excess of the Tax Code limits imposed on Retirement Plan A and (ii) AIP awards over the highest consecutive 48-month period. The highest-consecutive 48-month period for (i) and (ii) above can be different; however, both must fall within the last 15 years of service. The present value of each Named Executive Officer's SERP pension benefit as of December 31, 2012, is shown in the Pension Benefits table on page 37. The 2012 increase in the SERP II pension benefit value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 29.

Each Named Executive Officer has elected a date when his or her SERP retirement benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP II benefits vest and become payable only if the Named Executive Officer (i) retires after reaching age 50 with 10 years of service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. Payment of the SERP II benefits accrued after December 31, 2004, is accelerated upon a termination of employment in connection with a change in control under the CIC Severance Plan.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits mirror Retirement Plan A's eligibility requirements and early retirement benefits discussed above.

NON-QUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan Name	Executive Contributions in 2012[1]	Company Contributions in 2012[2]	Aggregate Earnings in 2012[3]	Aggregate Withdrawals or Distributions in 2012	Aggregate Balance as of December 31, 2012[4]
Alan R. Hodnik	SERP I	$0	$0	$21,133	$0	$210,314
	SERP II	$0	$305,031	$10,652	$0	$394,627
Mark A. Schober	SERP I	$0	$0	$65,832	$0	$847,041
	SERP II	$162,822	$23,201	$26,792	$0	$1,578,361
	Minnesota Power and Affiliated Companies Executive Investment Plan II	$0	$0	$4,991	$0	$110,317
Deborah A. Amberg	SERP I	$0	$0	$24,603	$0	$253,320
	SERP II	$64,719	$15,491	$46,169	$0	$410,998
David J. McMillan	SERP I	$0	$0	$4,256	$0	$240,212
	SERP II	$42,545	$14,704	$7,680	$0	$450,838
Robert J. Adams	SERP I	$0	$0	$1,006	$0	$72,755
	SERP II	$0	$0	$823	$0	$35,877

[1]
The amounts shown in column (c) include the following: (i) salary that was earned and deferred in 2012 (which was also reported in column (c) of the Summary Compensation Table): Mr. Schober—$46,021 and Mr. McMillan—$13,067; and (ii) incentive compensation that was earned in 2012 and deferred (which was also reported in column (f) of the 2012 Summary Compensation Table): Mr. Schober—$116,801, Ms. Amberg—$64,719, and Mr. McMillan—$29,478.

[2]
For all named executive officers except Mr. Hodnik, the amounts shown in column (d) reflect the SERP annual make-up award that was earned in 2012 and deferred (which was also reported in column (h) of the Summary Compensation Table). For Mr. Hodnik, the amount shown reflects: (i) a $44,831 SERP annual make-up award that was earned in 2012 and deferred (also reported in column (h) of the Summary Compensation Table); and (ii) $260,200 of the 2011 AIP award which was automatically deferred in 2012 (which was also reported in column (f) of the Summary Compensation Table).

[3]
The amounts shown in column (e) represent unrealized and realized earnings based on the crediting rates associated with the investment funds selected by each Named Executive Officer and include above-market interest earned in 2012 on non-qualified deferred compensation balances (which was also reported in column (g) of the Summary Compensation Table) as follows: Mr. Schober—$1,947. Above-market interest was calculated using a 4.71 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate of 2.89 percent.

[4]
The amounts shown in column (g) for the aggregate balance for the SERP II include compensation that was previously earned and reported in 2010 and 2011 in the Summary Compensation Table as follows: Mr. Hodnik—$15,851, Mr. Schober—$276,841, Ms. Amberg—$71,809, and Mr. McMillan—$97,750. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2012. The aggregate balances shown for the SERP I and the Minnesota Power and Affiliated Companies Executive Investment Plan II include compensation that was previously earned and reported in the Summary Compensation Table prior to 2009 and have since been adjusted for investment performance (i.e., earnings and losses).

ALLETE provides a supplemental defined contribution benefit and a deferral account benefit to the Named Executive Officers. The SERP II supplemental defined contribution benefit provides a benefit that is substantially equal to the benefit the Named Executive Officer would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the ALLETE and Affiliated Companies Flexible Compensation Plan and the RSOP. Annually, each Named Executive Officer may elect to defer to a SERP II deferral account, on a before-tax basis, some or all of his or her salary and AIP award. Named Executive Officers whose base salary is below the tax-qualified benefit plan's annual compensation limits may also elect to defer some or all of the SERP II defined contribution benefit. Named Executive Officers can select among different crediting rates to apply to deferral balances under the SERP Plans, which primarily match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The Named Executive Officers may change their investment elections at any time. The amount of the 2012 SERP II defined contribution benefit received by each Named Executive Officer is included in column (h) of the Summary Compensation Table on page 29. The aggregate amount each Named Executive Officer elected to defer and the amount that the Company contributed to the SERP II in 2012 is shown in the Non-Qualified Deferred Compensation table above.

Each Named Executive Officer has elected a date when benefit payments from his or her SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. Generally, SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. However, for contributions made prior to January 1, 2005, the full SERP I deferral account balance will be paid prior to the scheduled commencement date to any Named Executive Officer who is not eligible to retire at the time he or she terminates employment with the Company. In addition, a Named Executive Officer may request an early distribution of some or all of his or her SERP I deferral account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Named Executive Officer is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005, to his or her SERP II deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee. Contributions made to a SERP II deferral account after December 31, 2004, will be paid in full upon a termination of employment in connection with a change in control.

A Named Executive Officer may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. A Named Executive Officer who retires will receive a fixed 7.5 percent annual interest crediting rate on his or her deferral account balance until paid in full.

Prior to 1996, the Company also provided executives an opportunity to elect to defer salary and AIP awards under the Minnesota Power and Affiliated Companies Executive Investment Plan II (EIP II), a non-qualified deferred compensation plan. Deferrals pursuant to such opportunity ended in 2002 and EIP II has been closed to new contributions since then. The Company resets the crediting rate under the EIP II annually at 120 percent of the rolling average of the 10-year Treasury Note. The EIP II benefits become payable upon retirement in the form of monthly annuity payments over a 5-, 10-, or 15-year period as elected by the executive. Generally, EIP II benefit payments will not begin earlier than the elected commencement date. However, the Named Executive Officer may request an early distribution of some or all of his or her EIP II account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, he or she may elect an early withdrawal of his or her account balance subject to a 10 percent early withdrawal penalty.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The CIC Severance Plan covers each Named Executive Officer. Under the CIC Severance Plan, a change in control generally means any one of the following events:

•	Acquisition by any person, entity, or group acting together of more than 50 percent of the total fair market value or total voting power of Common Stock;

•	Acquisition in any 12-month period of 40 percent or more of the Company's assets by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 30 percent or more of the total voting power of Common Stock by any person, entity, or group acting together; or

•
A majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.

Each Named Executive Officer is entitled to receive specified benefits in the event his or her employment is involuntarily terminated six months before or up to two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the Named Executive Officer other than for cause, or (ii) the Named Executive Officer resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the Named Executive Officer's responsibilities or authority; a material reduction in his or her supervisory responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which a Named Executive Officer provides services; or reassignment to another geographic location more than 50 miles from the Named Executive Officer's current job location.

Under the CIC Severance Plan, Mr. Hodnik, Mr. Schober, Ms. Amberg, and Mr. McMillan would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation as of December 31, 2012. Mr. Adams would receive a severance payment of 1.5 times his annual compensation. Annual compensation includes base salary and an amount representing a target award under the AIP in effect for the year of termination. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the Named Executive Officer would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

The AIP and LTIP also have change in control features. Under the AIP, in the event of a change in control (as defined by the AIP), any award earned will be prorated based on the number of months in the performance year elapsed as of the date of the change in control. Under the LTIP, in the event of a change in control (as defined by the LTIP), restrictions in RSU grants will be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest. However, if the RSU grant is fully assumed by the successor corporation or its parent company, the RSUs will be prorated and immediately vest upon a participant's termination of employment by the successor corporation for reasons other than cause within 18 months of the change in control. If a change in control were to occur and a Named Executive Officer terminated without cause, performance share awards would immediately pay out on a prorated basis at the greater of target level or the level earned based on then-current actual TSR ranking.

As a condition of receiving payments under the CIC Severance Plan, participants must sign a waiver of potential claims against the Company, and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or Director of the Company for employment for a period of two years, or publicly criticize the Company.

Estimated Potential Payments upon Termination Associated with a Change in Control
The following table illustrates the value that the Named Executive Officer would have received if a change in control had occurred on December 31, 2012, and if, as a result, the Named Executive Officer's employment had been terminated on the same date:

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams
Severance Payment[1]	$2,200,000	$1,112,175	$771,831	$865,339	$472,077
Annual Incentive Plan[2]	$0	$0	$0	$0	$0
Unvested Stock Options[3]	$0	$0	$0	$0	$0
Performance Shares[4]	$701,301	$245,323	$186,327	$152,119	$114,122
Unvested Restricted Stock Units[5]	$135,000	$66,032	$56,606	$37,751	$28,322
SERP II Pension[6]	$0	$0	$0	$0	$0
SERP II Defined Contribution[6]	$0	$0	$0	$0	$0
Benefits[7]	$50,109	$51,211	$49,374	$50,109	$16,704
Outplacement Services[8]	$25,000	$25,000	$25,000	$25,000	$25,000
Total Payments[9]	$3,111,410	$1,499,741	$1,089,138	$1,130,318	$656,225

[1]
The values for severance payments were calculated based on December 31, 2012, base salary, target AIP, and the applicable severance benefit multiple of salary. Under the CIC Severance Plan, if payments constitute "excess parachute payments" within the meaning of Tax Code Section 280G, the payments would be reduced only if the executive would receive a greater net after-tax benefit than he or she otherwise would receive with no reduction in payments.

[2]	The performance period ended on December 31, 2012. Therefore, no benefit acceleration would have occurred under this scenario.

[3]	All stock options were vested and exercisable as of December 31, 2012.

[4]
Outstanding performance shares for the performance periods 2010-2012, 2011-2013, and 2012-2014 would accelerate under this scenario. The award values shown assume that target TSR performance would be used to calculate the award payout for the 2010-2012, 2011-2013 and 2012-2014 performance periods. Award values were based on the $40.98 closing price of Common Stock on December 31, 2012.

[5]	The award values for RSUs were calculated and prorated based on the $40.98 closing price of Common Stock on December 31, 2012.

[6]	The CIC Severance Plan does not provide for any additional age and service credit for supplemental executive retirement benefits.

[7]
The values for benefit payments were based on the applicable severance multiplier times the sum of (i) medical, dental, and basic group term life insurance benefit premiums, and (ii) Company contributions under the Flexible Compensation Plan.

[8]
The Company will pay outplacement service providers directly up to the amount shown for the cost of outplacement services provided to the Named Executive Officers. No amount will be paid unless the Named Executive Officers choose to utilize outplacement services within the time frame specified in the CIC Severance Plan.

[9]
The CIC Severance Plan provides that if payments are delayed as a result of Tax Code Section 409A, interest is required to be paid at the short-term applicable federal rate. The amounts shown exclude interest.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death
The LTIP also provides for immediate accelerated vesting of RSUs, on a prorated basis, upon the retirement, disability, or death of a Named Executive Officer. Named Executive Officers have three years from retirement and one year from disability to exercise all outstanding stock options; their beneficiaries must exercise within one year of a Named Executive Officer's death. Named Executive Officers may be entitled to a prorated performance share award upon retirement, disability, or death if TSR performance goals are achieved at the conclusion of the three-year performance period. The following table illustrates the value Named Executive Officers would have received solely in connection with accelerated vesting triggered by a retirement, disability, or death, had the event occurred on December 31, 2012, except as to Ms. Amberg and Mr. Adams, for whom retirement would not have been a potential triggering event.

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams
Annual Incentive Plan[1]	$0	$0	$0	$0	$0
Unvested Stock Options[2]	$0	$0	$0	$0	$0
Performance Shares[3]	$244,160	$85,039	$60,909	$54,564	$40,954
Unvested Restricted Stock Units[4]	$135,000	$66,032	$56,606	$37,751	$28,322
Total Payments	$379,160	$151,071	$117,515	$92,315	$69,276

[1]	Because the performance period ended on December 31, 2012, no acceleration of benefits would have occurred under this scenario.

[2]	All stock options were vested and exercisable as of December 31, 2012.

[3]
Outstanding performance shares for the performance periods 2010-2012, 2011-2013, and 2012-2014 would be earned on a prorated basis under this scenario if TSR performance goals are achieved at the conclusion of the three-year performance period. The award values shown assume performance shares would be earned based on TSR performance of 50 percent of target for the 2010-2012 performance period, 0 percent of target for the 2011-2013 performance period and 60 percent of target for the 2012-2014 performance period through December 31, 2012. Award values were based on the $40.98 closing price of Common Stock on December 31, 2012.

[4]	The award values for RSUs were calculated and prorated based on the $40.98 closing share price on December 31, 2012.

Estimated Additional Payments Due to Long-Term Disability
Typically ALLETE employees, including the Named Executive Officers, who become disabled may, while on long-term disability, continue to be treated as employees for certain purposes, including remaining eligible to earn retirement plan contributions and credited service for purposes of calculating the SERP II benefit until the earlier of voluntary resignation or reaching normal retirement age. The table below illustrates the estimated additional SERP II benefit that would have been earned by each Named Executive Officer if he or she had gone on long-term disability on December 31, 2012.

	Mr. Hodnik	Mr. Schober	Ms. Amberg	Mr. McMillan	Mr. Adams
Additional SERP II Benefit[1]	$45,823	$0	$336,946	$77,766	$252,783

[1]
The amounts shown represent the difference between the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled upon a long-term disability occurring on December 31, 2012, and a termination of employment at normal retirement age. The following assumptions were used to calculate the amounts shown above: Each Named Executive Officer became disabled on December 31, 2012, and remained on disability until reaching normal retirement age; discount rate of 4.10 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses.

Named Executive Officers do not receive any other enhancements to their retirement benefits upon termination of employment other than in connection with a change in control or becoming disabled as described above. Vested retirement benefits become payable upon termination of employment as discussed in the Pension Benefits Discussion starting on page 38. The SERP and EIP II deferral account benefits become payable upon termination of employment as described following the Non-Qualified Deferred Compensation table beginning on page 40.

DIRECTOR COMPENSATION

The Compensation Committee has primary responsibility for developing and evaluating the non-employee Director compensation programs. The Board approves the non-employee Director compensation programs. The following table sets forth the non-employee Director compensation earned in 2012:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash[1]	Stock Awards[1,2]	Option Awards[3]	All Other Compensation	Total
Kathleen A. Brekken	$60,024	$59,976	$0	$0	$120,000
Kathryn W. Dindo	$54,000	$60,000	$0	$0	$114,000
Heidi J. Eddins	$60,031	$59,969	$0	$0	$120,000
Sidney W. Emery, Jr.	$52,524	$59,976	$0	$0	$112,500
George G. Goldfarb	$12,036	$39,965	$0	$0	$52,001
James S. Haines, Jr.	$52,500	$60,000	$0	$0	$112,500
James J. Hoolihan	$58,500	$60,000	$0	$0	$118,500
Madeleine W. Ludlow	$58,000	$60,000	$0	$0	$118,000
Douglas C. Neve	$62,524	$59,976	$0	$0	$122,500
Leonard C. Rodman	$61,500	$60,000	$0	$0	$121,500
Donald J. Shippar	$15,000	$0	$0	$0	$15,000
Bruce W. Stender	$70,024	$59,976	$0	$0	$130,000

[1]
The amount shown for Mr. Shippar includes prorated retainer fees he received for his service as Director through his Board retirement from the Board on May 8, 2012. Ms. Dindo, Mr. Hoolihan, and Ms. Ludlow elected to defer their 2012 stock retainer fees; Ms. Eddins elected to defer a portion of her stock retainer fees; and Mr. Haines and Mr. Rodman elected to defer all their eligible Director retainer fees. These amounts were deferred under the ALLETE Non-Employee Director Compensation Deferral Plan II. Mr. Goldfarb, who joined the Board on October 26, 2012, elected to receive his cash retainer in the form of Common Stock and for which 299 shares of Common Stock were allocated at a price of $40.15 on December 15, 2012. Directors who elected to receive their 2012 stock retainer in Common Stock, received a small fractional-share cash payment. Mr. Hodnik received no additional compensation in connection with his Board service, and, therefore, is not included in the table.

[2]
For all Directors except Mr. Goldfarb, the amounts shown in column (c) reflect the grant date fair value of the annual stock retainer paid on June 1, 2012. On that date, each Director earned 1,544 shares of Common Stock valued at $38.87 (the five-day average closing price, including the date that is ten calendar days prior to June 1, 2012). On November 6, 2012, Mr. Goldfarb received a prorated stock retainer of 963 shares valued at $41.50 (the five-day average closing price, including the date that is ten calendar days prior to November 6, 2012).

[3]	No options were granted in 2012. Mr. Shippar had 58,999 fully-vested stock options outstanding as of December 31, 2012.

Employee Directors receive no additional compensation for their services as Directors. Accordingly, Mr. Hodnik received no additional compensation as a Director or Board Chair. The Company pays each non-employee Director under the terms of the ALLETE Director Stock Plan an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

	2012 Non-Employee Director Retainer Fees
	Cash	Stock
Board Chair	$85,000	$90,000
Lead Director	$70,000	$60,000
All Other Directors	$45,000	$60,000

In addition, the Company pays each non-employee Director, other than the Board Chair, if any, and Lead Director, annual cash retainer fees for each committee and chair assignment as set forth below:

	2012 Non-Employee Committee Retainer Fees
	Member Fee	Chair (Includes Member Fee)
Audit Committee	$9,000	$17,500
Compensation Committee	$7,500	$13,000
Corporate Governance Committee	$7,500	$12,000

Committee retainer fees are prorated based on the actual term of service per year.

The Lead Director receives his respective cash retainer and the Director stock retainer fee, but does not receive any other committee or chair retainers. Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

The Company provides a deferral account benefit to the Directors under the terms of the ALLETE Director Compensation Deferral Plan (Deferral Plan I) and the ALLETE Non-Employee Director Compensation Deferral Plan II (Deferral Plan II). Deferral Plan I and Deferral Plan II collectively are referred to as the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On May 1, 2009, the Board amended the Deferral Plan II to permit Directors to elect to defer their stock retainers.

Annually, each Director may elect to defer to a Deferral Plan II cash account some or all of his or her cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The Directors may change their investment elections at any time. Annually, each Director may elect to defer to a Deferral Plan II stock account some or all of his or her stock retainer fees. Deferred stock retainer fees are credited to a Director's stock account which mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Each Director elects a date when benefit payments from his or her Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made prior to January 1, 2005, to his or her Deferral Plan I account subject to a 10 percent early withdrawal penalty.

A Director is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005, to his or her Deferral Plan II account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee.

A Director may elect to receive his or her Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. Prior to July 24, 2012, a Director who retired from the Board received a fixed 7.5 percent annual crediting rate on his or her Deferral Plan cash account balance. Effective July 24, 2012, the fixed crediting rate was eliminated and a Director's Deferral Plan cash account balance will be credited or debited with notional gains or losses until the balance has been paid in full. A Director will receive dividend equivalents on his or her Deferral Plan II stock account balance until paid in full.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the shares of Common Stock available for issuance under the Company's equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[1]
Equity Compensation Plans Approved by Security Holders	395,678	$42.28	1,024,543
Equity Compensation Plans Not Approved by Security Holders	0	N/A	0
Total	395,678	$42.28	1,024,543

[1]
Excludes the number of securities shown in the first column as to be issued upon exercise of outstanding options, warrants, and rights. The amount shown is comprised of: (i) 803,892 shares available for issuance under the LTIP in the form of options, rights, restricted stock units, performance shares, and other grants as approved by the Compensation Committee of the Board; (ii) 16,545 shares available for issuance under the Director Stock Plan as payment for a portion of the annual retainer payable to non-employee Directors; and (iii) 204,106 shares available for issuance under the ALLETE and Affiliated Companies Employee Stock Purchase Plan.

ITEM NO. 3—APPROVAL OF AN AMENDMENT TO THE ALLETE NON-EMPLOYEE DIRECTOR STOCK PLAN

We are asking shareholders to approve an amendment to the ALLETE Non-Employee Director Stock Plan (Director Stock Plan), to increase the number of shares of Common Stock reserved for issuance thereunder by an additional 150,000 shares. At its meeting on January 22, 2013, the Board adopted an amended and restated Director Stock Plan, to be effective May 15, 2013, increasing by 150,000 the number of shares of Common Stock authorized for issuance, subject to shareholder approval.

The Director Stock Plan was established in 1995 having been approved at its inception by our shareholders at the Annual Meeting of Shareholders on May 9, 1995. The Director Stock Plan was amended as follows: effective September 1, 2000, to reflect the Company's name change; effective January 1, 2002, January 1, 2003, February 15, 2007, May 1, 2009, May 1, 2010, and October 1, 2010, respectively, to reflect changes in Director compensation; effective July 20, 2004, to provide for tax withholding; and, effective May 1, 2009, to permit non-employee Directors to defer their Annual Retainer awarded pursuant to the Plan under the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II.

On January 22, 2013, the Board adopted, subject to shareholder approval, an amendment to the Director Stock Plan, to be effective May 15, 2013, increasing the number of shares of Common Stock reserved for issuance pursuant to the plan. As of March 15, 2013, a total of 14,661 shares of Common Stock remained available for issuance under the Director Stock Plan. The Board is requesting that shareholders approve an additional 150,000 shares for issuance under the plan. If approved, the additional 150,000 shares plus the remaining shares as of May 15, 2013 will be combined to provide the total number of shares available for future delivery pursuant to the Director Stock Plan. This amendment will not have any effect on the administration or operation of the Director Stock Plan, other than providing additional shares for delivery.

The Director Stock Plan is designed to help the Company attract and retain highly qualified individuals to serve as Directors and to strengthen the common interests between the Directors and ALLETE shareholders. Under the Director Stock Plan, non-employee Directors are eligible annually to receive a cash retainer and stock payment, as described below. The availability of an adequate number of shares for issuance under the Director Stock Plan is an important factor in fulfilling the purpose of the plan.

Summary of the Director Stock Plan
The following describes the material provisions of the Director Stock Plan as it is proposed to be amended. This summary is not intended to be a complete description of the Director Stock Plan and is qualified, in its entirety, by reference to the Director Stock Plan. A complete copy of the Director Stock Plan is set forth in Appendix A to this Proxy Statement. Subject to shareholder approval at the Annual Meeting, the Director Stock Plan will be amended and restated, effective on May 15, 2013, to reflect the increased number of shares reserved for issuance.

Purposes. The Director Stock Plan is designed to increase Directors' Common Stock ownership, improving the Company's ability to attract and retain highly qualified individuals to serve as Directors and strengthening the common interests between Directors and ALLETE shareholders.

Administration. The Director Stock Plan is administered by the Compensation Committee, which may delegate any of its duties. Compensation Committee members may participate in the Director Stock Plan, but cannot vote or act on any matter relating solely to himself or herself.

Eligibility. Only non-employee Directors are eligible to receive an annual retainer pursuant to the Director Stock Plan. As of the March 15, 2013, eleven non-employee Directors were eligible to participate in the Director Stock Plan.

Common Stock Subject to the Director Stock Plan. The Director Stock Plan permits the award of an aggregate number of shares of Common Stock equal to the sum of the previously authorized shares that remain available for issuance as of May 15, 2013 plus the additional 150,000 shares of Common Stock for which approval is sought by this proposal. As described above, 14,661 shares of Common Stock remained available for issuance under the Director Stock Plan as of March 15, 2013. Common Stock to be delivered under the Director Stock Plan may be made available from authorized but unissued shares of Common Stock or purchased on the open market.

Annual Retainer and Stock Payment. Under the Director Stock Plan, each non-employee Director receives an annual retainer, as determined by the Board, a portion of which is paid in cash and a portion of which is paid in Common Stock. The Common Stock is paid on the first business day of June, or as soon as practicable following that date, for services rendered during the 12-month service period beginning on June 1. The number of shares is calculated by dividing the amount of the stock payment by the fair market value of a share of Common Stock, which for this purpose means the average New York Stock Exchange closing price for the last five days up to and including the date that is ten calendar days prior to June 1 (or on the first business day thereafter if June 1 is not a business day). Fractional shares may be paid in cash. Any Director joining the Board during a service period after the first business day in June will receive his or her stock payment, valued using the same general methodology described above and prorated to reflect the number of months included in the Director's initial service period, as soon as practicable after the first business day following the effective date of his or her election to the Board.

Directors may elect to defer all or any portion of a stock payment pursuant to the ALLETE Amended and Restated Non-Employee Director Deferral Plan II, and any portion so deferred is considered a deferral under that plan, and not the Director Stock Plan.

A Director may decline a stock payment, but will not be paid cash compensation as a substitute for any declined stock payment. No Director will be required to forfeit or otherwise return any stock payment made under the Director Stock Plan, even if he or she has a change of status that makes him or her ineligible to continue as a Director in the Director Stock Plan.

Election to Increase Amount of Stock Payment in Lieu of Cash. A Director may elect to reduce the cash portion of the annual retainer and have such amount applied to purchase additional shares of Common Stock. Such an election becomes irrevocable no later than the date specified by the administrator, but in any event before the beginning of the calendar year to which the annual retainer relates. The additional Common Stock in lieu of cash will be delivered on the same date that the stock payment is made; provided, however, that no fractional shares may be purchased and cash in lieu of any fractional share may be paid to the Director.

Adjustment for Change in Capitalization. The administrator is authorized to appropriately adjust the maximum number of shares, the kind of shares, or both, that may be issued under the Director Stock Pan if the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock.

Plan Term, Amendment, or Termination. Subject to the right of the Board to terminate the plan, the Director Stock Plan will remain in effect until there are no shares of Common Stock available for issuance under the plan except that the Board may terminate the plan earlier in its discretion. The Board may amend the Director Stock Plan at any time, subject to shareholder approval if required by applicable law or regulation.

Rights not Transferable. A Director's right to receive a stock payment under the Director Stock Plan cannot be assigned or pledged.

Tax Withholding. The Company may withhold from the annual retainer, including the stock payment, amounts of withholding and other taxes due in connection with such payments.

New Plan Benefits. As described above, only non-employee Directors are eligible for the Director Stock Plan. No shares will be delivered under the Director Stock Plan with respect to the increase to the shares authorized for issuance requested pursuant to Item No. 3 prior to shareholder approval. Any future stock payments to non-employee Directors will be determined by the Board. During 2012, non-employee Directors received a total of 8,205 shares of Common Stock under the Director Stock Plan, as more fully described under “Director Compensation” on page 45.

The Board of Directors recommends that the shareholders vote "FOR" approval of the amendment to the Director Stock Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of six non-employee Directors, each of whom has been determined by the Board to be “independent” under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Mr. Neve, Ms. Dindo, and Mr. Goldfarb are each an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that was reviewed and reaffirmed in January 2013. The current Audit Committee charter is available on the Company's Web site at www.allete.com . The Audit Committee assists in the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit processes, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the 2012 Annual Report.

During 2012, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the ALLETE's director of internal audit regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting and the Company's compliance with laws and regulations. The Audit Committee approved the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2013, subject to shareholder ratification. The Audit Committee received and reviewed the written disclosures and letter from PricewaterhouseCoopers specified by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm's independence. The Audit Committee has received written material addressing PricewaterhouseCoopers' internal quality control procedures and other matters, as required by the NYSE listing standards.

The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2012, with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all financial statements prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. All audit and non-audit services and fees for 2012 and 2011 were pre-approved by the Audit Committee. The Company has considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers' independence.

	2012	2011
Audit Fees[1]	$1,210,000	$1,184,400
Audit-Related Fees[2]	—	$225,000
Tax Fees[3]	$64,155	$109,050
All Other Fees[4]	$6,798	$20,979
Total	$1,280,953	$1,539,429

[1]
Audit fees were comprised of audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as required regulatory audits, subsidiary audits, accounting consultations, and services in connection with securities offerings.

[2]	Audit-related fees were comprised of consultation services related to business development activity in 2011.

[3]	Tax fees were comprised of tax consultation and planning services, including assistance with tax audits and appeals. Tax consulting services totaled $64,185 in 2012 and $109,050 in 2011.

[4]	Other fees were comprised of license and maintenance fees for accounting research software and regulatory consultation.

March 26, 2013

Audit Committee

Douglas C. Neve, Chair
Kathryn W. Dindo
Heidi J. Eddins
George G. Goldfarb
Leonard C. Rodman
Bruce W. Stender, ex-officio

ITEM NO. 4—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board recommends shareholder ratification of the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2013. PricewaterhouseCoopers has acted in this capacity since October 1963.

A representative of PricewaterhouseCoopers will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2013.

OTHER BUSINESS

The Board knows of no other business to be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies promptly so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2014 Annual Meeting
All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting of Shareholders scheduled for May 13, 2014, must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, MN 55802-2093 not later than November 28, 2013. The Company's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company's Secretary. To be timely, advance notice for business to be brought before an annual meeting generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting of Shareholders. Therefore, for the Annual Meeting of Shareholders scheduled for May 13, 2014, ALLETE must receive a shareholder's notice between January 20, 2014, and February 13, 2014. A shareholder's notice must also comply with informational and other requirements set forth in the Company's Bylaws. The persons to be named as proxies in the proxy cards relating to the 2014 Annual Meeting of Shareholders may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice process prior to February 11, 2014, without discussion of such matter in the Proxy Statement relating to the 2014 Annual Meeting.

By order of the Board of Directors,

/s/ Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 26, 2013
Duluth, Minnesota

APPENDIX A

ALLETE
NON-EMPLOYEE DIRECTOR
STOCK PLAN

(As amended and restated effective May 15, 2013)

ALLETE NON-EMPLOYEE DIRECTOR STOCK PLAN
(As amended and restated effective May 15, 2013)

Article 1
Establishment and Purpose

This document includes the terms of the ALLETE Non-Employee Director Stock Plan (the “Plan”), the purpose of which is to provide ownership of the Company's stock to members of its Board of Directors in order to improve the Company's ability to attract and retain highly qualified individuals to serve as Directors and to strengthen the commonality of interest between Directors and Company shareholders. The Plan, first established effective May 9, 1995, was amended as follows: effective September 1, 2000, the Plan was amended to reflect the Company's name change; effective January 1, 2002, January 1, 2003, February 15, 2007, May 1, 2009, May 1, 2010, and October 1, 2010, respectively, the Plan was amended to reflect changes in Director compensation; effective July 20, 2004, the Plan was amended to provide for tax withholding; and, effective May 1, 2009, the Plan was amended to permit Directors to defer their Annual Retainer awarded pursuant to the Plan under the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II. The Company now further amends and restates the Plan, effective May 15, 2013, to increase by 150,000 the number of shares authorized for issuance under this Plan, and to make other conforming amendments. Capitalized terms, unless otherwise defined herein, shall have the meaning provided in Article 10.
Article 2
Administration

2.1
Administrator. The Executive Compensation Committee of the Board shall administer the Plan. Notwithstanding the foregoing, the Administrator may delegate any of its duties to such other person or persons from time to time as it may designate. Members of the Executive Compensation Committee may participate in the Plan; however, any Director serving on the Executive Compensation Committee shall not vote or act on any matter relating solely to himself or herself.

2.2
Duties. The Administrator has the authority to construe and interpret all provisions of the Plan, to resolve any ambiguities, to adopt rules and practices concerning the administration of the Plan, to make any determinations and calculations necessary or appropriate hereunder, and to remedy any errors, inconsistencies, or omissions. The Company shall pay all expenses and liabilities incurred in connection with Plan administration.

2.3
Agents. The Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist in fulfilling the Administrator's responsibilities. The Administrator, the Company, and the Board may rely upon the advice, opinion,s or valuations of any such persons.

2.4
Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive, and binding upon all persons having any interest in the Plan. Neither the Administrator, its delegates, nor the Board shall be personally liable for any good faith action, determination, or interpretation with respect to the Plan, and each shall be fully protected by the Company in respect of any such action, determination, or interpretation.

2.5
Company Information. To enable the Administrator to perform its duties, the Company shall supply full and timely information to the Administrator on all matters relating to the Annual Retainer, the Directors, and such other pertinent information as the Administrator may reasonably require.

Article 3
Common Stock Subject to the Plan

Subject to Article 6 below, the maximum aggregate number of shares of Common Stock that may be delivered under the Plan is _________ shares. The Common Stock to be delivered under the Plan may be made available from authorized but unissued shares of Common Stock, or shares of Common Stock purchased on the open market.

Article 4
Determination of Annual Retainer and Stock Payments

4.1
The Board shall determine the Annual Retainer payable to each Director. Unless otherwise specified by the Board, the Annual Retainer, once established, will remain in effect until the Board changes it.

4.2
Each Director shall receive a Stock Payment for services rendered during the Service Period on the first business day of June or as soon as practicable following that date. The number of shares shall be calculated by dividing the amount of the Stock Payment by the fair market value of a share of Common Stock, which for this purpose means the average New York Stock Exchange closing price for the last five (5) days up to and including the date that is ten (10) calendar days prior to June 1 of the Service Period (or on the first business day thereafter if June 1 is not a business day). To the extent the Director has not elected to defer any or all of the Stock Payment pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II, or any successor deferral plan or arrangement established by the Company for such purpose, the Company shall either issue shares or cause the appropriate number of shares of Common Stock to be purchased in the market and delivered to the Director or, at the Company's election, to the Director's Invest Direct account or to the Director's account in such successor dividend reinvestment plan as the Company may establish. Fractional shares may be paid in cash. Any Director joining the Board during a Service Period after the first business day in June will receive his or her Stock Payment, valued using the same general methodology described above and prorated to reflect the number of months included in the Director's initial Service Period, as soon as practicable after the first business day following the effective date of his or her election or appointment to the Board.

4.3
Any Director may decline a Stock Payment for any Plan Year, provided, however, that no cash compensation shall be paid in lieu thereof. Any Director who declines a Stock Payment must do so in writing prior to the performance of any services as a Director for the Plan Year to which such Stock Payment relates.

4.4
No Director shall be required to forfeit or otherwise return any shares of Common Stock issued as a Stock Payment pursuant to the Plan (including any shares of Common Stock received as a result of an election under Article 5) notwithstanding any change in status of such Director that renders him or her ineligible to continue as a Director in the Plan.

4.5
The cash portion of the Annual Retainer for such Plan Year shall be paid to Directors at such times and in such manner as may be determined by the Board of Directors, unless the Director has elected to defer some or all of the cash portion of the Annual Retainer pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II.

4.6
Any portion of the Annual Retainer that a Director elects to defer pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II shall be considered a deferral under that plan and not this Plan.

Article 5
Election to Increase Amount of Stock Payment in Lieu of Cash Portion of Annual Retainer

5.1
Annual Election. Each Plan Year, a Director may make a written election to reduce the cash portion of the Annual Retainer and have such amount applied to purchase additional shares of Common Stock. The election shall be made on a form provided by the Administrator and must be returned to the Administrator. An election becomes irrevocable no later than the date specified by the Administrator, but in any event before the beginning of the Plan Year to which the election relates. A Director's election will become effective only if the forms required by the Administrator have been properly completed and signed by the Director, timely delivered to, and accepted by, the Administrator. The election form shall state the percentage or amount by which the Director desires to reduce the cash portion of the Annual Retainer, which shall be applied toward the purchase of Common Stock to be delivered on the same date that the Stock Payment is made, provided, however, that no fractional shares may be purchased. Cash in lieu of any fractional share may be paid to the Director. No Director shall be allowed to change or revoke any election for the then current year.

5.2
Initial Election. A Director who first becomes eligible to participate in the Plan during a Plan Year may elect to reduce the cash portion of the Annual Retainer and have such amount applied to purchase additional shares of Common Stock by filing a signed election form with the Administrator no later than 30 days after the Director first becomes eligible to participate in the Plan. The election shall become irrevocable with respect to the Service Period covered by the election on the earlier of the 30th day following the date on which the Director first becomes eligible to participate in the Plan or the date on which payment is made to the Director.

Article 6
Adjustment for Changes in Capitalization

If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the number of shares to be granted annually, the maximum number of shares, the kind of shares, or both, that may be issued under the Plan shall be appropriately adjusted by the Administrator. Any determination by the Administrator as to any such adjustment will be final, binding, and conclusive. The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

Article 7
Amendment or Termination of Plan

The Board will have the power, in its discretion, to amend, suspend, or terminate the Plan at any time.

Article 8
Duration of the Plan

Subject to the right of the Board to terminate the Plan pursuant to Article 7, the Plan shall remain in effect until all shares subject to the Plan have been purchased or acquired according to the Plan's provisions.

Article 9
Miscellaneous Provisions

9.1
Continuation of Directors in Same Status. Nothing in the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company will retain a Director as a Director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Director any legal or other right to continue as a Director or in any other capacity, or as limiting, interfering with, or otherwise affecting the right of the Company to terminate a Director in his or her capacity as a Director or otherwise at any time for any reason, with or without cause, and without regard to the effect that such termination might have upon him or her as a participant under the Plan.

9.2
Compliance with Government Regulation. Neither the Plan nor the Company shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules, and regulations, by any regulatory agencies or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock, the Board or the Administrator may require a Director to take any such action and to make any such covenants, agreements, and representations as the Board or the Administrator, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock deliverable under the Plan pursuant to the Securities Act of 1933, as amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale, or other transfer of such shares to comply with any such law, regulation, or requirement. Directors are responsible for complying with all applicable federal and state securities and other laws, rules, and regulations in connection with any offer, sale, or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933, as amended (unless an exemption therefrom is available) or with the provisions of Rule 144 promulgated thereunder, if applicable, or any successor provisions. Certificates for shares of Common Stock may be legended as the Administrator shall deem appropriate.

9.3
Non-transferability of Rights. No Director shall have the right to assign the right to receive any Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge, or charge of any nature to be imposed on any such Stock Payment (prior to the delivery of such Stock Payment) or any such right or interest.

9.4
Severability. In the event that any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

9.5	Governing Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the state of Minnesota.

9.6
Tax Withholding. The Company is authorized to withhold from the Annual Retainer including from the Stock Payment, amounts of withholding and other taxes due in connection with such payment by the Company and to take such other action as the Company may deem advisable to enable the Company or Director to satisfy obligations relating to the payment of any Annual Retainer.

Article 10
Definitions

When used herein, the following terms shall have the respective meanings set forth below:

10.1	“Administrator” is defined in Article 2.1 of the Plan.

10.2	“Annual Retainer” means the annual retainer payable by the Company to Directors (excluding any per meeting fees or expense reimbursements).

10.3	“Board” or “Board of Directors” means the Board of Directors of the Company.

10.4	“Common Stock” means the common stock, no par value, of the Company.

10.5	“Company” means ALLETE, Inc., f/k/a Minnesota Power, Inc., and f/k/a Minnesota Power & Light Company, a Minnesota corporation, and any successor corporation.

10.6	“Director" means any person who is elected or appointed to the Board of Directors of the Company and who is not an Employee.

10.7	“Employee” means any officer or other common law employee of the Company or of any Subsidiary.

10.8	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

10.9	“Invest Direct” means the ALLETE Stock Purchase and Dividend Reinvestment Plan or any successor dividend reinvestment plan as the Company may establish.
10.10    “Plan Year” means the calendar year.

10.11
“Service Period” means, with respect to the Annual Cash Retainer, a Plan Year, and with respect to the Annual Stock Retainer, the 12-month period beginning on June 1 of each Plan Year or, with respect to a Director who first becomes eligible to participate in the Plan after June 1 of a Plan Year, such lesser period beginning on the date the Director joins the Board and ending on the following May 31.

10.12
“Stock Payment” means that portion of the Annual Retainer to be paid to Directors in shares of Common Stock rather than cash for services rendered as a Director of the Company, as provided in Article 4 hereof, including that portion of the Stock Payment resulting from any election specified in Article 5 hereof.

10.13	“Subsidiary” means any corporation that is a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the Board of Directors of ALLETE, Inc. has caused this amended and restated ALLETE Non-Employee Director Stock Plan to be signed by its duly authorized representative, effective as of May 15, 2013.

ALLETE, Inc.

Alan R. Hodnik
ATTEST:	Chairman, President and Chief Executive Officer

Deborah A. Amberg
Senior Vice President, General Counsel and Secretary